UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Flushing Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

FLUSHING FINANCIAL CORPORATION

220 RXR Plaza

Uniondale, New York 11556

(718) 961-5400

April 18, 2019

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Flushing Financial Corporation. The annual meeting will be held at the RXR Plaza Conference Center located at 625 RXR Plaza, Lobby Level, Uniondale, New York 11556, on May 29, 2019 at 1:00 p.m., New York time. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible. You may vote over the Internet, by telephone, or by signing, dating, and returning a proxy card. Voting over the Internet, by telephone or by written proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the Important Notice Regarding the Availability of Proxy Materials or proxy card regarding each of these voting options.

Your continued support of and interest in Flushing Financial Corporation are sincerely appreciated.

Sincerely,

Alfred A. DelliBovi	John R. Buran
Chairman of the Board	President and Chief Executive Officer

FLUSHING FINANCIAL CORPORATION

220 RXR Plaza

Uniondale, New York 11556

(718) 961-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME:	May 29, 2019 at 1:00 p.m. New York time

PLACE:	RXR Plaza Conference Center 625 RXR Plaza, Lobby Level Uniondale, New York 11556

ITEMS OF BUSINESS:	To elect four directors for a three-year term and until their successors are elected and qualified; To approve, on an advisory basis, the Company’s executive compensation;

To ratify the appointment of BDO USA, LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on Thursday, April 4, 2019.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the Important Notice Regarding Availability of Proxy Materials or proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Maria A. Grasso

Corporate Secretary

Uniondale, New York

April 18, 2019

FLUSHING FINANCIAL CORPORATION

220 RXR Plaza

Uniondale, New York 11556

(718) 961-5400

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on May 29, 2019

i

Summary Compensation Table	34
Grants of Plan Based Awards in 2018	35
Outstanding Equity Awards at 2018 Fiscal Year-End	36
Option Exercises and Stock Vested in 2018	36
Pension Benefits	37
Nonqualified Deferred Compensation	38
Nonqualified Deferred Compensation Table	39
Potential Payments Upon Termination or Change of Control	40
Potential Payments Upon Termination of Employment	40
Employment Agreements	41
Equity Awards	43
Change of Control Arrangements	43
Risk Assessment of Non-Executive Compensation Plans	43
Risk Assessment	44
CEO Pay Ratio	44
PROPOSAL NO. 2 ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	46
AUDIT COMMITTEE MATTERS	48
Report of the Audit Committee	48
Audit Committee Financial Expert	49
Independent Registered Public Accounting Firm Fees and Services	49
PROPOSAL NO. 3 RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019	50
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	51
Stock Ownership of Certain Beneficial Owners	51
Stock Ownership of Management	52
Section 16(a) Beneficial Ownership Reporting Compliance	53
OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING	54
STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING	54
MISCELLANEOUS	55

ii

INTRODUCTION

This proxy statement is furnished to holders of common stock, $0.01 par value per share, of Flushing Financial Corporation (the “Company”), which is the sole stockholder of Flushing Bank. In this proxy statement we use the term “the Bank” to mean Flushing Bank and its predecessors, including Flushing Savings Bank, FSB through February 28, 2013. Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board of Directors” or “Board”) to be used at the annual meeting of stockholders to be held at the RXR Plaza Conference Center located at 625 RXR Plaza, Lobby Level, Uniondale, New York 11556 at 1:00 p.m., New York time, on May 29, 2019 and at any adjournment thereof. Only holders of record of the Company’s issued and outstanding common stock as of the close of business on the record date, April 4, 2019, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. We are not mailing the proxy statement and related materials to all stockholders. Instead, the proxy statement, the accompanying notice of annual meeting of stockholders, the form of proxy, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 can be accessed over the Internet. Printed proxy materials will be mailed to stockholders only upon request. All persons who are entitled to vote at the annual meeting will receive in the mail (or by email, if they have agreed to delivery in such manner) an Important Notice Regarding the Availability of Proxy Materials that tells how to access our proxy materials. We will begin distributing the Important Notice Regarding the Availability of Proxy Materials on or about April 18, 2019.

VOTING AND PROXIES

Voting Rights and Quorum Requirement

Stockholders of record as of the close of business on April 4, 2019, the record date, are entitled to one vote for each share of common stock then held. On the record date, there were 28,187,184 shares of common stock outstanding and entitled to be voted and the Company had no other class of equity securities outstanding. Holders of a majority of the outstanding shares of common stock must be present at the annual meeting, either in person or represented by proxy, to constitute a quorum for the conduct of business. In order to ensure a quorum, you are requested to vote by proxy even if you plan to attend the annual meeting in person. You may vote over the Internet, by telephone, or by signing, dating, and returning a proxy card.

Voting over the Internet or by Telephone

If your shares are registered in your name with our transfer agent, you may vote either over the Internet or by telephone. Specific instructions for voting over the Internet or by telephone are set forth on the Important Notice Regarding the Availability of Proxy Materials. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

Effect of Proxy

The proxy solicited by this proxy statement, if properly signed and received by the Company in time for the annual meeting, or properly transmitted by telephone or the Internet, and not revoked prior to its use, will be voted in accordance with the instructions it contains. If you return or transmit a proxy without specifying your voting instructions, the proxy will be voted FOR election of the nominees for director described herein, FOR the advisory approval of the Company’s executive compensation, and FOR ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. With respect to the transaction of such other business as may properly come before the meeting, each proxy received will be voted in accordance with the best judgment of the persons appointed as proxies. At this time, the Board of Directors knows of no such other business.

Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is voted by (1) filing written notice of revocation with the Corporate Secretary of the Company (Corporate Secretary, Flushing Financial Corporation, 220 RXR Plaza, Uniondale, New York 11556); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the annual meeting and giving the Corporate Secretary notice of your intention to vote in person.

Votes Required for Approval

You may either vote for, against, or abstain on each of the proposals. The election of each director nominee and the approval of each other proposal requires the affirmative vote of a majority of the votes cast (whether in person or represented by proxy), assuming a quorum is present at the meeting. A majority of votes cast means that the number of shares voted “for” a proposal exceeds the number of shares voted “against” that proposal.

New York Stock Exchange (“NYSE”) rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote for the proposal without voting instructions. If a proposal is not routine, the broker may vote on the proposal only if the owner has provided voting instructions. If a broker does not receive voting instructions for a non-routine proposal, the broker will return a proxy card without a vote on that proposal, which is usually referred to as a “broker non-vote.” Under current NYSE rules, brokers have discretionary authority to vote shares held in street name with respect to the ratification of the appointment of the independent registered public accounting firm, but not on the election of directors or the advisory approval of the Company’s executive compensation.

Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not “votes cast” on a proposal, so they will have no effect on the outcome of any proposal.

Cost of Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow Sodali, LLC, a proxy soliciting firm, will assist the Company in soliciting proxies for the annual meeting and will be paid a fee of $7,500, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telecopy by directors, officers and employees of the Company or the Bank, without additional compensation to these individuals. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

Internet Availability of Proxy Materials

The Company’s proxy statement and annual report to stockholders for the year ended December 31, 2018 are available at https://materials.proxyvote.com/343873.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 12 directors divided into three classes. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring. The directors in Classes A and B are serving terms expiring at the annual meeting of stockholders in 2020 and 2021, respectively.

The directors in Class C, whose terms expire at the 2019 annual meeting, are John R Buran, James D. Bennett, Alfred A. DelliBovi, and Thomas S. Gulotta. Each of these directors has been nominated by the Board of Directors, upon the recommendation of its Nominating and Governance Committee, to stand for election for a term expiring at the annual meeting of stockholders to be held in 2022. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected.

Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

Because this election is uncontested, directors are elected by a majority of the votes cast “for” or “against” the nominee at the annual meeting, in person or represented by proxy. Votes may be cast “for” or “against” each nominee, or a shareholder may abstain from voting for one or more nominees. Pursuant to applicable Delaware law and our by-laws, abstentions and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Information About Directors

The following table sets forth certain information regarding the Board nominees and members of the Board of Directors of the Company.

Name	Age(1)	Position(s) with the Company	Director Since(2)	Term Expires

Alfred A. DelliBovi	72	Chairman of the Board	2014	2019	(3)
Michael A. Azarian(4).	67	Director	2019	2021
John R. Buran	69	President, Chief Executive Officer and Director	2003	2019	(3)
James D. Bennett	80	Director	1998	2019	(3)
Steven J. D’Iorio	69	Director	2004	2021
Louis C. Grassi	63	Director	1998	2021
Thomas S. Gulotta	74	Director	2013	2019	(3)
Sam S. Han	65	Director	2007	2021
John J. McCabe	75	Director	2003	2020
Donna M. O’Brien	63	Director	2004	2020
Michael J. Russo	84	Director	1984	2020
Caren C. Yoh	59	Director	2015	2020

(1)	As of December 31, 2018.
(2)

Where a director’s period of service relates to a period prior to May 9, 1994, the date of the Company’s incorporation, the period specified relates to the date the individual commenced service as director or trustee of the Bank or its predecessor.

(3)	Nominee for re-election at the 2019 annual meeting for a term expiring in 2022.
(4)	Mr. Azarian joined the Board of Directors of the Company and the Bank on February 26, 2019.

Set forth below is certain information with respect to the nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years. In addition, described below are each director’s particular experiences, qualifications, attributes or skills that contributed to the Board’s conclusion that the person should continue to serve as a director of the Company.

Board Nominees

John R. Buran is President and Chief Executive Officer and a Director of the Company and the Bank. He has served as President and Chief Executive Officer of the Company and the Bank since July 2005. He has been a Director of the Company and the Bank since 2003. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Company and the Bank from January 2001 until June 2005. Prior to joining the Company, Mr. Buran held a variety of positions within the Banking industry, including Executive Vice President of the New York Metro Division of Fleet Bank and Vice President New York Investment Sales at Citibank. He is a former Chairman of the Board of the New York Bankers Association. In 2017 he was elected Chairman of the Board of The Federal Home Loan Bank of New York where he has served as a director since 2010. He is a Director of the Nassau County Interim Finance Authority appointed by Governor Andrew Cuomo in 2012.

Mr. Buran’s experience with the Company and his career-long experience in the Banking industry, including at some of the nation’s largest banks, his community and other activities connecting him to the Company’s marketplace and his extensive knowledge of Banking regulations and other matters as applicable specifically to the Company, make him a valuable member of our Board of Directors. In addition, Mr. Buran’s leadership during recent adverse macro-economic circumstances especially qualifies him as a Board member to meet future such challenges.

James D. Bennett is Chief Executive Officer of Land Enterprises, Inc., a realty investment and management firm. He served as of counsel with the law firm of Farrell, Fritz, P.C. in Uniondale, New York, with a practice in civil law and real estate, until his retirement in August 2015. Prior to July 2001, Mr. Bennett was a

partner in the realty law firm of Bennett, Rice & Schure, LLP in Rockville Centre, New York. In the past, he has served as a Trustee of both the Long Island Power Authority and the New York State Conservation Fund Advisory Council, as Supervisor and a Councilman of the Town of Hempstead, and as a Commissioner of the New York State Public Service Commission.

Mr. Bennett’s legal background, including in particular his extensive knowledge and experience as a real estate lawyer practicing in the Company’s marketplace, in light of the importance to the Company of real estate as loan collateral and the retail nature of its branches, makes Mr. Bennett a valuable member of our Board of Directors.

Alfred A. DelliBovi has been Chairman of the Board of Directors of the Company and the Bank since February 3, 2017. He served as President and Chief Executive Officer of the Federal Home Loan Bank of New York (“FHLBNY”) until his retirement in April 2014. During his 21 years at the helm of the FHLBNY, he led a team of financial professionals growing the bank ten-fold to $120 billion in assets. The FHLBNY is a wholesale bank that provides liquidity to 330 neighborhood-based lenders in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. In December 2011, Mr. DelliBovi was named to the Housing Commission of the Bipartisan Policy Center in Washington, D.C. He served as Deputy Secretary of the U.S. Department of Housing and Urban Development from 1989 until 1992.

Mr. DelliBovi’s extensive knowledge of and business and government experience in the banking industry in which the Company operates, makes Mr. DelliBovi a valuable member of our Board of Directors.

Thomas S. Gulotta is the Chief Executive Officer of Executive Strategies, LLC, a highly successful consulting firm. He serves as Special Counsel to the Garden City, New York law firm Albanese & Albanese, LLP. He is admitted to practice before the United States Supreme Court, the U.S. District Court for the Southern and Eastern Districts of New York, and the Court of Appeals for the Armed Forces. Mr. Gulotta served as Nassau County Executive from 1987 to 2001 and as Town of Hempstead Supervisor from 1981 to 1987. Mr. Gulotta also served as a gubernatorial appointee to the position of Director of the United Nations Development Corporation from 2002 to 2016 and as a New York State Legislator from 1977 to 1981.

Mr. Gulotta’s legal background and knowledge of the Company’s marketplace make Mr. Gulotta a valuable member of our Board of Directors.

Continuing Directors

Michael A. Azarian joined the Board of Directors of the Company and the Bank on February 26, 2019. From 2013 to 2017 he served as Managing Director, Global Consumer Technology Executive responsible for the Retail Bank implementation of advanced customer servicing and global common operational processes. Although Mr. Azarian retired in 2017, since June 2018 he has been an Advisory Board Member of CxO Nexus, Inc., which provides automated, role-specific advice to simplify and optimize category and vendor spend management tasks.

Mr. Azarian’s business experience, with more than 40 years of diversified technology operations experience in the financial services industry, including over 30 years at two industry leaders, JPMorgan Chase and Citigroup, makes Mr. Azarian a valuable addition to our Board of Directors.

Steven J. D’Iorio has over 40 years of experience in real estate development and project management, he is a Senior Vice President in Jones Lang LaSalle Project Development Services group. Mr. D’Iorio manages and executes complex multi-disciplined projects and delivers responsive high quality and cost effective solutions to a diverse array of clients on a global basis.

Mr. D’Iorio’s knowledge of and business experience of the real estate market in which the Company operates, in light of the importance to the Company of real estate as loan collateral and the retail nature of its branches, makes Mr. D’Iorio a valuable member of our Board of Directors.

Louis C. Grassi is Managing Partner and Chief Executive Officer of Grassi & Co., located in Jericho and New York City, with a practice in accounting, tax, technology and management consulting services. He is a licensed Certified Public Accountant and Certified Fraud Examiner, an author and an editor of a national tax and accounting publication. Mr. Grassi is a member of the Board of Directors of BRT Realty Trust. Mr. Grassi is board chair of Moore Stephens North America, a network of accounting and consulting firms.

Mr. Grassi’s accounting, tax and management expertise, including in particular his experience as a fraud examiner and his general understanding of controls, as well as his firm leadership background, make Mr. Grassi a valuable member of our Board of Directors

Sam S. Han is President and Founder of The Korean Channel, Inc. and has over 30 years of business experience within the broadcast media industry. Mr. Han started the first Korean-American cable TV station in 1985, which is today the premiere 24 hour Korean broadcasting company servicing the East Coast on Time Warner, Cablevision, and DirectTV. Mr. Han serves as a member of the Board of Trustees of Flushing Hospital Medical Center and is the founder of Arirang Foundation, a non-profit organization whose mission is to support future generations of Korean-American leaders. Mr. Han was an advisor and member of the Board of Flushing Town Hall from 1998 to 2008.

Mr. Han’s successful business background and his strong personal and professional connection to the markets served by the Company, coupled with his long-time work in the Korean-American communities served by the Company, add to our diversity and make him a valuable member of our Board of Directors.

John J. McCabe served as Chief Equity Strategist of Shay Assets Management, Inc. for over 20 years and as co-manager of the AMF Large Cap Equity Fund managed by Shay Assets Management, until his retirement in December 2015. He has also served as Managing Director of Sterling Manhattan Corp., an investment banking firm, and spent 19 years at Bankers Trust Company serving in various capacities, including Managing Director of the Investment Management Group, Director of Investment Research and member of the Senior Investment Policy Committee. Mr. McCabe is a past director of the New York Society of Security Analysts, having served twice as its President.

Mr. McCabe brings long-time experience in the securities industry and fund management business, as well as a background of investment banking, to the Company and makes him a valuable member of our Board of Directors.

Donna M. O’Brien is President of Strategic Visions in Healthcare, LLC, a healthcare strategy/policy consulting firm with particular expertise in cancer program planning. With over 25 years of healthcare experience in academic medical centers, multi-institutional health systems and community hospitals, her management positions have included being the Executive Vice President of the Catholic Health System of Long Island (a $1.8 billion regional health system) where she led the formation of the system, and at the University of Texas MD Anderson Cancer Center in Houston where she was responsible for inpatient operations. Ms. O’Brien has served as a Special Advisor to the Director of the National Cancer Institute. She has served on numerous healthcare organization boards and is currently a member of the International Cancer Expert Corps. She was a member of the Governor of New York State’s Commission on Healthcare Facilities for the Twenty First Century

Ms. O’Brien’s long history in senior administrative and management positions and her experience on other boards makes her a valuable member of our Board of Directors.

Michael J. Russo is self-employed as a consulting engineer and serves as Chief Executive Officer and Corporate Secretary of Fresh Meadow Mechanical Corp., a mechanical contracting firm. Mr. Russo is President and Director of Operations of Northeastern Aviation Corp., an aircraft charter and management firm, and is a partner in AMF Associates, a commercial real estate company. Mr. Russo also serves as Chairman of the Board of Trustees of Flushing Hospital Medical Center. Prior to retiring in 2004, Mr. Russo served as Chairman of the Board of Anthony Russo, Inc., a general contracting firm, for over 40 years.

Mr. Russo’s executive experience in a variety of businesses, his knowledge of the Company’s marketplace and his ties to the Company’s community make him a valuable member of our Board of Directors.

Caren C. Yoh is the owner of a full service accounting firm in Flushing, Queens since 1989. Ms. Yoh is a Certified Public Accountant and is well known for her expertise in auditing, taxation and estate planning. Ms. Yoh has held various board positions with several business and community organizations including the Asian Advisory Board for Flushing Bank, Flushing Business Improvement District (BID), Flushing Chinese Business Association, New York Hua Liu Tsu Hui Buddhist Temple, Chinese American Women Commerce Association, and LaGuardia Community College Foundation. She also served as President of the Chinese American Entrepreneur Association.

Ms. Yoh’s accounting, tax and management expertise and her general understanding of controls, as well as her firm leadership background, make Ms. Yoh a valuable member of our Board of Directors.

Executive Officers Who Are Not Directors

The following persons currently serve as executive officers who are not directors of the Company.

Name	Age(1)	Position(s) with the Company

Susan K. Cullen	53	Senior Executive Vice President, Treasurer and Chief Financial Officer
Maria A. Grasso	54	Senior Executive Vice President, Chief Operating Officer and Corporate Secretary
Francis W. Korzekwinski	56	Senior Executive Vice President and Chief of Real Estate Lending
Astrid Burrowes	54	Executive Vice President, Chief Accounting Officer
Theresa Kelly	57	Executive Vice President, Business Banking

(1)	As of December 31, 2018.

Set forth below is certain information with respect to the executive officers who are not directors of the Company.

Susan K. Cullen has been Senior Executive Vice President, Treasurer and Chief Financial Officer of the Company since February 2016. Ms. Cullen joined the Company in August 2015 as Executive Vice President/Chief Accounting Officer. Prior to joining the Company, she held the positions of Executive Vice President/SEC Reporting and Investor Relations, from January 2014 to July 2015, and Executive Vice President/Chief Risk Officer, from June 2012 to January 2014, at Hudson Valley Bank. Prior to Hudson Valley Bank, she was an audit partner with Grant Thornton, LLP in the Financial Service Practice.

Maria A. Grasso has been Senior Executive Vice President and Chief Operating Officer of the Company since January 2014. Ms. Grasso had been Executive Vice President and Chief Operating Officer of the Company since May 2006. Prior to joining the Company, she was Senior Vice President of the Long Island Queens Division of The Bank of New York. From 1997 to 2002, she was Senior Vice President NY Metro Division of Fleet Bank, N.A. Prior to that, she held several senior management positions at NatWest Bank and Chase Manhattan Bank, N.A.

Francis W. Korzekwinski has been Senior Executive Vice President and Chief of Real Estate Lending of the Company since January 2014. Prior to that, he had been an Executive Vice President and Chief of Real Estate Lending of the Company since December 2006. Mr. Korzekwinski joined the Company in 1993 as Assistant Vice President of Commercial Real Estate and was promoted to Vice President in 1995. Prior to joining the Company, Mr. Korzekwinski was Vice President, Mortgage Officer at Bankers Federal Savings Bank, FSB for five years. Prior to that, he served as Vice President of Secondary Marketing for a mortgage banking company.

Astrid Burrowes has been Executive Vice President/Controller of the Company since January 2016 and Executive Vice President/Chief Accounting Officer of the Company since February 2016. Prior to that she has been Senior Vice President and Controller of the Company since March 2008. Prior to joining the Company, from 1998 to 2008, she was Senior Vice President and Controller of Delta Financial Corporation, a mortgage banking company. From 1994 to 1998, she was with KPMG, LLP, a public accounting firm. From 1984 to 1994, Mrs. Burrowes held various positions at Roslyn Savings Bank. Mrs. Burrowes is a Certified Public Accountant.

Theresa Kelly has been Executive Vice President/Business Banking of the Company since January 2014. Prior to that, she had been Senior Vice President/Business Banking of the Company since May 2006. Prior to joining the Company, Ms. Kelly held various Senior Vice President positions within the Commercial Banking Group and Business Financial Services Group for Bank of America since 2000. Prior to her work at Bank of America, Ms. Kelly worked at Citibank as Senior Relationship Manager-Business and Professional Sales.

Other Officers

The following persons currently serve as officers of the Company.

Name	Age(1)	Position(s) with the Company

Barbara A. Beckmann	60	Executive Vice President
Michael Bingold	56	Executive Vice President
Allen M. Brewer	66	Executive Vice President
Caterina dePasquale	51	Executive Vice President
Ruth E. Filiberto	60	Executive Vice President
Ronald Hartmann	63	Executive Vice President
James P. Jacovatos	56	Executive Vice President
Jeoung (A.J.) Jin	52	Executive Vice President
Gary P. Liotta	59	Executive Vice President
Rosina Manzi	57	Executive Vice President
Patricia Mezeul	59	Executive Vice President
Frank J. Akalski	64	Senior Vice President
Patricia Tiffany	60	Senior Vice President
Richard White	50	Senior Vice President

(1)	As of December 31, 2018.

Barbara A. Beckmann has been Executive Vice President/Director of Operations since January 2016. Prior to that she had been Senior Vice President/Director of Operations of the Company since February 2008. Ms. Beckmann joined the Company in 2006 as Vice President and Operations Manager. Prior to joining the Company she was a Vice President and Division Operations Manager for The Bank of New York. From 1997 to 2004, she held several management positions at FleetBoston Financial, including Vice President, District Operations Manager and New York Risk Management Team Leader.

Michael Bingold has been Executive Vice President/Director of Distribution and Client Development of the Company since August 2014. Prior to that, he had been Senior Vice President/Director of Distribution and Client Development since January 2014. Mr. Bingold joined the Company in May 2013 as Senior Vice President/Chief of Staff. Prior to joining the Company, he was Small Business Region Director for New York City, Boston and Florida at Citibank from 2010 to 2013. Prior to this position, he held various senior manager positions at Citibank, including East Division Sales Director, Mass Affluent Sales Director and Area Director.

Allen M. Brewer has been Executive Vice President/Chief Information Officer of the Company since August 2014. Prior to that, he had been Senior Vice President/Chief Information Officer of the Company since December 2008. Prior to joining the Company, Mr. Brewer served as President of ALEL Management Corporation, a technology consulting firm, since 2007. Mr. Brewer held the position of Executive Vice President at Alliance Consulting, a global IT solutions organization servicing the financial services industry, from 2004 to

2008. Prior to that, Mr. Brewer served as Chief Information Officer of Corporate Systems at American International Group, Vice President at J.P. Morgan Chase, and Managing Director for Global Cash Management at Citigroup.

Caterina dePasquale has been Executive Vice President/Director of Service Quality and Enterprise Delivery since January 2019. Prior to that, she had been Senior Vice President/Director of Strategic Development and Delivery since January 2010. Ms. dePasquale joined the Company in 2007 as Vice President and Director of Retail Banking & Distribution. Prior to joining the Company, Ms. dePasquale held various Senior Vice President positions, including District Manager and Regional Service Manager, within the Retail Banking operations of Bank of America and its predecessor banks.

Ruth E. Filiberto has been Executive Vice President/Director of Human Resources of the Company since January 2016. Prior to that she had been Senior Vice President/Director of Human Resources of the Company since August 2007. Prior to joining the Company, Ms. Filiberto held various positions, including Vice President/Director, within the Human Resources department at First Data Corporation from 1993 to 2006.

Ronald Hartmann has been Executive Vice President/Commercial Real Estate Lending of the Company since January 2014. Prior to that, he had been a Senior Vice President/Commercial Real Estate Lending of the Company since February 2007. Mr. Hartmann joined the Company in December 1998 as Assistant Vice President/Loan Officer. Mr. Hartmann was promoted to Vice President/Loan Officer in 2000. Prior to joining the Company, Mr. Hartmann was Vice President Commercial Real Estate Lending Officer for Long Island Savings Bank, and prior to that he served as Senior Vice President in charge of Loan Workouts for Crossland Federal Savings Bank.

James P. Jacovatos has been Executive Vice President, Real Estate Credit Center Manager of the Company since January 2016. Prior to that, he had been Senior Vice President/Real Estate Credit Center Manager of the Company since joining the Company in June 2013. Prior to joining the Company, Mr. Jacovatos held various banking related consulting positions, and prior to that he served as President and CEO of Hanover Community Bank.

Jeoung (A.J.) Jin has been Executive Vice President/Residential, Mixed-Use, and Small Multi-Family Real Estate Lending of the Company since January 2014. Prior to that, he had been Senior Vice President/Residential, Mixed-Use, and Small Multi-Family Real Estate Lending of the Company since February 2007. Mr. Jin joined the Company in July 1998 as Assistant Secretary/Commercial Loan Officer. Mr. Jin was promoted to Assistant Vice President/Commercial Loan officer in 2000 and to Vice President/Mortgage Loan Officer in 2002. Prior to joining the Company, Mr. Jin was Assistant Vice President, Consumer Lending Loan Officer at Korea Exchange Bank.

Gary P. Liotta has been Executive Vice President/Chief Risk Officer of the Company since August 2014. Prior to that, he had been Senior Vice President/Chief Risk Officer of the Company since April 2010. Prior to joining the Company, Mr. Liotta was Vice President of Investment Management for Morgan Stanley from 2002 to 2010. Prior to that, he was Vice President at Lehman Brothers and an Audit Manager for Ernst and Young. He has also held officer positions at the Federal Home Loan Bank of New York and JP Morgan Chase. Mr. Liotta is a Certified Public Accountant.

Rosina Manzi has been Executive Vice President/Chief Audit Officer of the Company since October 2017. Prior to joining the Company, Ms. Manzi held various positions, including Senior Vice President/Chief Compliance Officer at Astoria Bank from 1984 to 2017. Ms. Manzi is a Certified Internal Auditor, Certified Financial Services Auditor, and a Certified Anti-Money Laundering Specialist.

Patricia Mezeul has been Executive Vice President/Director of Government Banking of the Company since August 2014. Prior to that, she had been Senior Vice President/Director of Government Banking of the Company

since January 2008. Prior to joining the Company, Ms. Mezeul held the position of Vice President, Senior Team Leader for Commerce Bank from 2002 to 2008 where she successfully established a Government Banking team.

Frank J. Akalski has been Senior Vice President and Chief Investment Officer since he joined the Company in December 2014. Prior to joining the Company, from 2009 to 2014, he was First Vice President and Director of Investments for Astoria Bank.

Patricia Tiffany has been Senior Vice President/Senior Director of Marketing since January 2019. Prior to that, she was Senior Vice President/Director of Marketing since January 2014. Ms. Tiffany joined the Company in 2009 as Vice President and Director of Marketing. Prior to joining the Company, from 2004 to 2009, she was a Senior Vice President with Citigroup in the Consumer Lending Group. From 1988 to 2004, she held numerous senior marketing positions at JPMorgan Chase in its Credit Card Services Division.

Richard White, PhD has been Senior Vice President/Chief Information Security Officer of the Company since August 2018. Prior to joining the Company, Dr. White was a Managing Director of Oxford Solutions since 2013. Dr. White held the position of Chief Information Security Officer with the United States Capitol Police, the Law Enforcement Branch for the U.S. House of Representatives and U.S. Senate in Washington, D.C. from 2010 to 2013. Dr. White has a Ph.D. in Information Technology, is a Subject Matter Expert and Final Content Reviewer for University of Maryland University College Cyber Security Information Assurance (CSIA) courses, and holds certifications in information technology, including NSA Information Assessment Methodology, Checkpoint Security Engineer, and Microsoft Systems Engineer.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that eleven of the twelve members of the Board are independent under the Nasdaq director independence standards. Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. Mr. Buran is not independent because he is an executive officer of the Company. In evaluating the independence of the remaining directors, the Board considered the payments described below under the heading “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons” and determined that they did not impair independence.

Meetings and Committees of the Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, the President or a majority of directors in office at the time. During 2018, the Board of Directors held 12 regular meetings and five special meetings. No director attended less than 75% of the meetings of the Board of Directors and its committees on which they served, with the exception of John E. Roe, Sr. who retired from the Board of Directors on February 19, 2019.

At least quarterly, the independent directors meet in executive session with no members of Company management present.

The Board of Directors has established the following committees:

Compensation Committee.    The Compensation Committee of the Board of Directors (the “Compensation Committee”) is composed of Messrs. Russo (Chairman), DelliBovi, Grassi, Gulotta, and Han, and Ms. O’Brien, all of whom are independent under Nasdaq independence standards and satisfy the additional Nasdaq independence standards for compensation committee members. The Compensation Committee has primary responsibility for establishing and administering the compensation and benefit programs of the Company for its executive officers and other key personnel, administering awards to members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) under the 2014 Omnibus Incentive Plan and granting, subject to concurrent approval by the Board of Directors, awards to employees under the 2014 Omnibus Incentive Plan. The Compensation Committee has the authority to retain or obtain advice from compensation consultants, legal counsel and other experts. The charter of the Compensation Committee is not available on the Company’s website, but is attached as Appendix B to the Company’s proxy statement for its 2017 annual meeting of stockholders. The Compensation Committee meets on an as needed basis. During 2018, the Compensation Committee met seven times. The Report of the Compensation Committee is included on page 33.

Audit Committee.    The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of Messrs. Grassi (Chairman), DelliBovi, Gulotta, and Russo and Ms. Yoh, all of whom are independent under Nasdaq independence standards and satisfy the SEC independence requirements for audit committee members. The Audit Committee meets at least quarterly to assist the Board of Directors in meeting its oversight responsibilities. The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of that firm. The Audit Committee reviews the results of regulatory examinations, the financial reporting process, the systems and processes of internal control and compliance, and the audit process of the Company’s independent registered public accounting firm. The Audit Committee has the authority to engage independent counsel and other advisers. The charter of the Audit Committee is not available on the Company’s website, but is attached as Appendix A to the Company’s proxy statement for its 2018 annual meeting of stockholders. During 2018, the Audit Committee met five times. The Report of the Audit Committee is included on page 48.

Nominating and Governance Committee.    The Nominating and Governance Committee of the Board of Directors (the “Nominating and Governance Committee”) is composed of Messrs. Grassi (Chairman), Bennett, DelliBovi, Han, McCabe, and Russo, all of whom are independent under Nasdaq independence standards. The Nominating and Governance Committee has primary responsibility for recommending to the Board of Directors the slate of director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be elected by the Board to fill interim vacancies). The Nominating and Governance Committee also recommends the directors to be selected for membership on the various Board committees and the chairs of those committees. The Nominating and Governance Committee is responsible for developing and recommending to the Board appropriate corporate governance policies and procedures and for approving proposed related party transactions involving directors or executive officers and the Company. The Nominating and Governance Committee has the authority to engage consultants, legal counsel and search firms to assist it in fulfilling its responsibilities. The charter of the Nominating and Governance Committee is publicly available on the Company’s website at http://www.flushingbank.com by following the links to investor relations and then corporate governance, and then Nominating and Governance Committee Charter. During 2018, the Nominating and Governance Committee met one time.

Other Committees.    In addition to the committees described above, the Board of Directors has established an Executive Committee, an Insurance Committee, an Investment Committee, a Loan Committee, and a Risk and Compliance Committee.

Bank Board and Committees.    The business of the Bank is conducted at regular and special meetings of the Bank’s Board of Directors (the “Bank Board”) and its committees. The Bank Board and the Board of Directors are identically constituted. During 2018, the Bank Board held 12 regular meetings. The Bank Board maintains an Executive Committee, an Insurance Committee, an Investment Committee, a Compensation Committee, a Nominating and Governance Committee, a Risk and Compliance Committee, and an Audit Committee. The membership of these committees is the same as that of the comparable committees of the Company’s Board of Directors. These committees serve substantially the same functions at the Bank level as those at the Company level. The Bank Board also maintains a Loan Committee. No director attended less than 75% of the meetings of the Bank Board and its committees on which they served, with the exception of Mr. Roe who retired from the Board of the Directors of the Bank on February 19, 2019. Directors of the Bank are nominated by the Bank Board nominating and governance committee and elected by the Company as sole stockholder of the Bank.

Election of Directors by Majority Voting Standard

In 2013, the Board of Directors amended the Company’s by-laws to adopt a majority voting standard for all uncontested director elections (defined as elections in which the number of nominees does not exceed the number of open director positions). The by-laws provide that in uncontested elections, director nominees must be elected by a majority of the votes cast at the annual meeting of shareholders. Incumbent directors who fail to receive a majority of votes—and who under Delaware law would otherwise remain in office until a successor is elected—are required to, within 10 business days of certification of election results, submit to the Board of Directors a letter of resignation for consideration by the Nominating and Governance Committee, which is required to act promptly. The Board of Directors, with the recommendation of the Nominating and Governance Committee, will determine whether to accept or reject such resignation, or what other action should be taken, in accordance with the Company’s by-laws. Plurality voting will continue to apply if the number of nominees exceeds the number of open director positions. The Board of Director’s decision to adopt a majority voting standard for the election of directors in uncontested elections demonstrates the Company’s continued commitment to best practices in corporate governance and the best interests of its stockholders.

Director Nominations

In evaluating director candidates for purposes of recommending director candidates to the Board, the Nominating and Governance Committee will consider the following factors: the candidate’s moral character and personal integrity; whether the candidate has expertise and experience relevant to the Company’s business (including knowledge of the communities and markets served by the Bank); whether the candidate’s expertise and experience complements the expertise and experience of the other directors; whether the candidate would be considered independent under the Nasdaq independence standards; whether the candidate would be independent of any particular constituency and able to represent the interests of all stockholders of the Company; the congeniality of the candidate with the other directors; whether the candidate would have sufficient time available to devote to Board activities; and any other factors deemed relevant by the Nominating and Governance Committee.

The Nominating and Governance Committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of Board members. Although we do not have a written policy with respect to Board diversity, the Nominating and Governance Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation. Consequently, when evaluating potential nominees, the Nominating and Governance Committee considers individual characteristics that may bring diversity to the Board, including gender, race, national origin, age, professional background, unique skill sets and areas of expertise.

The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company as described below. Stockholders owning at least 1% of the Company’s outstanding common stock may recommend an individual for consideration by submitting to the Nominating and Governance Committee the name of the individual; his or her background (including education and employment history); a statement of the particular skills and expertise that the candidate would bring to the Board; the name, address and number of shares of the Company owned by the stockholder submitting the recommendation; any relationship or interest between such stockholder and the proposed candidate; and any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement if such proposed candidate were to be nominated as a director.

Such submissions should be addressed to Flushing Financial Corporation Nominating and Governance Committee, at the Company’s executive offices. In order for a candidate to be considered by the committee for any annual meeting, the submission must be received by the committee no later than the November 1 preceding such annual meeting.

The Nominating and Governance Committee will evaluate the biographical information and background material relating to each potential candidate and may seek additional information from the submitting stockholder, the potential candidate, and/or other sources. The committee may hold interviews with selected candidates. Individuals recommended by stockholders will be considered under the same factors as individuals recommended by other sources.

Board Leadership Structure

Since its formation in 1994, the Company has separated the roles of Chairman of the Board and Chief Executive Officer. We believe it is the Chief Executive Officer’s responsibility to run the Company and the Chairman’s responsibility to lead the Board. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have an independent Chairman whose sole job is leading the Board. The Board expects that the time that Mr. Buran will be required to devote to the CEO position will continue to be significant and demanding. By having another director serve as Chairman of the Board, Mr. Buran will be able to focus his entire energy on running the Company.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Chief Risk Officer provides monthly updates to the Board with regard to the Bank’s Enterprise Risk Management. The Company’s Management Risk and Compliance Committee meets quarterly to oversee the mitigation of risks to the Company’s strategic plan and to oversee the Company’s compliance with consumer regulations. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive and employee compensation plans and arrangements. The Audit Committee oversees the results of the independent registered public accounting firm’s annual attestation of the Company’s financial statements and the Company’s internal audit department’s control testing. The Nominating and Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Bank Board’s Loan Committee oversees general risks related to the Company’s lending policies. The Investment Committee oversees risk related to the Company’s investment policy, liquidity policy, and interest rate risk management policy. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board is confident, as outlined above, that the proper independent oversight is in place to properly mitigate the Company’s risks.

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions between related persons (including directors and executive officers of the Company and the Bank and their immediate family members) and the Company, the Bank or their affiliates are subject to approval by the Nominating and Governance Committee, as set forth in its charter. Officers and directors are regularly reminded of their obligation to seek Nominating and Governance Committee approval of any related party transaction or potential conflict of interest. The Nominating and Governance Committee considers all factors that it deems relevant, including the nature of the related party’s interest in the transaction, whether the terms are no less favorable than could be obtained in arms-length dealings with unrelated third parties and the materiality of the transaction to the Company.

Under the Bank’s lending policies, mortgage loans are not made to directors and executive officers. Additionally, there were no loans outstanding to an immediate family member of a director during 2018.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted the following policy by which stockholders may communicate with the Board or with individual directors or Board committees. The communication should be in writing, addressed to the Board or applicable committee or directors, c/o Corporate Secretary, Flushing Financial Corporation, at the Company’s executive offices. The Corporate Secretary will review all such correspondence received and will periodically, at least quarterly, forward to the applicable directors a summary of all such correspondence together with copies of correspondence that the Corporate Secretary believes should be seen in its entirety. Correspondence or summaries will be forwarded to the applicable directors on an expedited basis where the Corporate Secretary deems it appropriate. Communications raising concerns related to the Company’s accounting, internal controls, or auditing matters will be immediately brought to the attention of the Company’s Chief Audit Officer and the Chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Directors may at any time review a log of correspondence received by the Company that is addressed to the director (or to the full Board or a Board committee on which he or she serves) and may request copies of any such correspondence.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, it is the Company’s policy that Board members are expected to attend the annual meeting of stockholders absent a compelling commitment that prevents such attendance. All of the members of the Board of Directors at the time of the 2018 annual meeting attended such meeting with the exception of one director.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available on the Company’s website at http://www.flushingbank.com by following the links to investor relations and then governance documents, and then Code of Business Conduct and Ethics. Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

During 2018, the Compensation Committee consisted of Messrs. Russo (Chairman), DelliBovi, Grassi, Gulotta, Han, and Roe and Ms. O’Brien. None of the members of the Compensation Committee is a former officer of the Company or the Bank.

Under the Bank’s lending policies, residential mortgage loans to immediate family members of directors are made at market rates of interest and other normal terms but with reduced origination fees. There were no such loans outstanding to an immediate family member of a director during 2018.

Role of Executive Officers in Compensation Decisions

The Chairman of the Board of Directors and the Chief Executive Officer annually review the performance of each named executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation for other executive officers, including the structure and terms of these executives’ annual cash incentives and long-term equity incentives. Our Chief Executive Officer considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives. Certain executives assist the Chief Executive Officer in structuring his proposals regarding the design of the annual cash incentives and long-term equity incentives; however, executives do not play any role in setting their own compensation. Our Chief Executive Officer either discusses his recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The compensation and benefits personnel within our human resources department supports the Compensation Committee in the performance of its responsibilities. During fiscal year 2018, our Chief Financial Officer and Executive Vice President of Human Resources regularly attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business and information about our financial performance. The Compensation Committee periodically meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations regarding executive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from the Committee’s compensation consultant prior to making any final decisions.

Determining Executive Compensation and the Role of the Consultant

The Company’s executive compensation program is intended to link management’s pay with the Company’s annual and long-term performance. The Compensation Committee believes it is important to attract and retain highly qualified executive officers by providing compensation opportunities that are both competitive with the market for executive talent and consistent with the Company’s performance. The Compensation Committee has retained Pearl Meyer (the “Consultant” or “Pearl Meyer”), an independent nationally recognized compensation consulting firm, to advise the Compensation Committee with respect to compensation of the Company’s executive officers. The Consultant is retained by the Compensation Committee and reports directly to the Compensation Committee. The Consultant was instrumental in the development of the pay for performance philosophy of the Company and the development of the shareholder approved 2005 and 2014 Omnibus Incentive Plans. In 2018, as in prior years, the Compensation Committee engaged the Consultant. The Consultant discussed with the Compensation Committee the philosophy for determining the 2018 compensation and discussed trends in the executive compensation arena to be considered. For a discussion of the elements involved in the Compensation Committee’s decisions regarding executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors.

Cash Compensation

For the fiscal year ended December 31, 2018, members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) were entitled to receive an annual retainer of $37,500 from the Bank with no additional retainer from the Company. In addition in 2018, the Chairman of the Board received a fee of $75,000 for services to the Company and the Bank in those capacities. The Chairman of the Audit Committee received an additional annual retainer of $15,000, the Chairman of the Compensation Committee received an additional annual retainer of $10,000, and the Chairman of the Nominating and Governance Committee received an additional annual retainer of $7,500. Outside Directors also received meeting fees of $1,500 for each Board or Bank Board meeting attended, $1,300 for each Audit Committee meeting attended, and $1,000 for each other committee meeting attended, whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single Board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day.

Outside Directors who are members of the Loan Committee also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans.

Equity Compensation

Pursuant to the Company’s 2014 Omnibus Incentive Plan, under which equity awards granted on or after May 20, 2014 were made, each Outside Director receives an annual award of 4,800 restricted stock units (“RSUs”), or shares of restricted stock if so determined by the Compensation Committee, as of January 30 of each year. Upon initial election or appointment to the Board of Directors or a change to Outside Director status, an Outside Director receives a prorated portion of the annual award consisting of 400 shares of restricted stock (or RSUs if so determined by the Compensation Committee) for each full or partial month from the date of such person’s election or appointment or change in status to the following January 30.

Each award to an Outside Director vests with respect to one-third of the underlying shares on the January 30 following the date of grant, and an additional one-third of the underlying shares on each of the two subsequent January 30, provided the award holder is a director of the Company on each such date. In the event the Outside Director ceases to be a director of the Company before an award has fully vested, the unvested portion of the award is forfeited. Awards to Outside Directors become fully vested in advance of such schedule upon a change of control of the Company or the Bank (if the director is a member of the Board of Directors at such time) or upon termination of the director’s service on the Board of Directors due to death, disability or retirement. For this purpose, retirement means a director’s termination of service after five years of service as an Outside Director if the director’s age plus years of service as an Outside Director equals or exceeds 55.

Unless the Compensation Committee provides otherwise, dividends or dividend equivalents on these awards are paid on a current basis, and the awards are settled in stock, generally at the time they vest. An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time.

On January 30, 2019, the Compensation Committee approved a grant of $100,000 worth of Company stock in the form of 4,484 RSUs to each Outside Director, which vests in full one year from the date of grant, thus deviating from the formula in the Company’s 2014 Omnibus Incentive Plan as outlined above.

Director Stock Ownership Guidelines

In November 2015, the Compensation Committee formally established Director Stock Ownership Guidelines for Outside Directors as a way to more closely align the interests of Outside Directors with those of the Company’s shareholders. These guidelines provide a direct link between Outside Director rewards and Company results and encourage Outside Directors to consider Company performance from a long-term as well as short-term perspective.

These stock ownership guidelines require Outside Directors to hold at least 5,000 shares of the Company’s common stock after the greater of five full years of board service or five years from the implementation of these guidelines. Compliance with these guidelines is mandatory for all Outside Directors of the Company.

Director Retirement Plan

The Bank has an unfunded noncontributory defined benefit Outside Director Retirement Plan, which provides benefits to each Outside Director who became an Outside Director before January 1, 2004 who has at least five years of service as an Outside Director and whose years of service as an Outside Director plus age equals or exceeds 55. Benefits are also payable to an Outside Director who became an Outside Director before January 1, 2004 and whose status as an Outside Director terminates due to death or disability or who is an Outside Director upon a change of control of the Company or the Bank. Any person who became an Outside Director after January 1, 2004 is not eligible to participate in the Outside Director Retirement Plan. Upon termination, an eligible director will be paid an annual retirement benefit equal to $48,000. Such benefit will be paid in equal monthly installments for 120 months.

In the event of a change of control, benefits under the plan will be paid in a cash lump sum; each eligible director will receive the equivalent of 120 months of benefits. In the event of an Outside Director’s death, the surviving spouse will receive the equivalent benefit. No benefit will paid to an Outside Director who is removed for cause. The Company has guaranteed the payment of benefits under the Outside Director Retirement Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company.

Deferred Compensation Program for Outside Directors

The Bank has adopted an Outside Director Deferred Compensation Plan pursuant to which Outside Directors may elect to defer all or a portion of their annual retainer, meeting fees, and inspection fees. Deferred amounts are credited with earnings based on certain mutual fund investments. The deferred amounts plus earnings thereon will be paid to the director in cash after the director’s termination of service, either in a lump sum or, if the director so elects, in annual installments over a period not to exceed five years. The Company has guaranteed the payment of benefits under the Outside Director Deferred Compensation Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company. As of December 31, 2018, there were no participants in this plan.

Indemnity Agreements

The Company and the Bank have entered into an indemnity agreement with each of the directors which agreements provide for mandatory indemnification of each director to the full extent permitted by law for any claim arising out of such person’s service to the Company or the Bank. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification.

Director Compensation Table

The table below summarizes the compensation paid by the Company to Outside Directors for the fiscal year ended December 31, 2018.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Change in Pension Value and Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Alfred A. DelliBovi	177,250	135,408	—	—	—	312,658
James D. Bennett	86,000	135,408	—	—	—	221,408
Steven J. D’Iorio	93,250	135,408	—	—	—	228,658
Louis C. Grassi	107,000	135,408	—	—	—	242,408
Thomas S. Gulotta	99,000	135,408	—	—	—	234,408
Sam S. Han	77,250	135,408	—	—	—	212,658
John J. McCabe	90,000	135,408	—	—	—	225,408
Donna M. O’Brien	90,250	135,408	—	—	—	225,658
John E. Roe, Sr(5)	70,225	135,408	—	—	—	205,633
Michael J. Russo	91,500	135,408	—	—	—	226,908
Caren C. Yoh	79,500	135,408	—	—	—	214,908

(1)

John Buran, the President and Chief Executive Officer of the Company and the Bank, is also a director of the Company and the Bank but is not included in this table because, as an employee of the Company and the Bank, he receives no compensation for his services as director. The compensation received by Mr. Buran as an employee of the Company and the Bank is shown in the Summary Compensation Table on page 34.

(2)	Reflects the amount of compensation earned in 2018 for annual retainers, Board and committee Chair retainers, Board and committee meeting fees, and property inspection fees.
(3)

Reflects the grant date fair value of awards (excluding the effect of estimated forfeitures) granted in the fiscal year ended December 31, 2018. Assumptions used in the calculation of such amounts are included in note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2018 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2019. As of December 31, 2018, each Outside Director had 9,600 RSUs outstanding.

(4)

Messrs. DelliBovi, D’Iorio, Gulotta, and Han, and Mses. O’Brien and Yoh are not eligible to participate in the Outside Director Retirement Plan because it was frozen before they satisfied the eligibility requirements. Messrs. Roe, Bennett, Grassi, McCabe, and Russo have maximized their annual retirement benefit under the Outside Director Retirement Plan based on their years of service.

(5)	Mr. Roe retired from the Board on February 19, 2019. Following his retirement, Mr. Roe’s benefits under the Outside Director Retirement Plan commenced.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Company maintains its commitment to align executive compensation to the Company’s performance. Our compensation strategy has been developed to drive the Company’s success while improving shareholder value. The Company accomplishes this by 1) linking our executive officers’ compensation to the Company’s performance; 2) encouraging long term equity ownership in an effort to align shareholder interests with those of the Company’s executives; 3) attracting and retaining executive talent; and 4) managing risk through sound incentive compensation programs.

We welcome and value the opinions of our shareholders to ensure that there is ongoing open dialogue related to compensation and other relevant governance matters. Though the Company feels that our 2018 compensation philosophy and programs continued to drive execution and link pay to performance, last year’s Say-On-Pay vote received the support of approximately 55% of votes cast. As a result of the voting, the Company has taken action over the past year to further engage our shareholders to better understand their views and make enhancements to our compensation programs. Accordingly, we made the following changes to our compensation programs effective for 2019:

•

Compensation Philosophy—we have realigned our compensation philosophy from targeting total direct compensation at the market 75th percentile to instead targeting a competitive range built around the median for each named executive officer, taking into consideration experience, role, contributions, and criticality. Ultimate pay outcomes, such as earned bonuses and the value of equity grants when they are realized by participants will be highly dependent on Company and individual performance.

•

Base Salary—the benchmarking analysis prepared by our independent compensation consultant Pearl Meyer, used to set 2019 pay levels, indicated that the base salary of some of the Company’s named executive officers were above the median. Accordingly, the Compensation Committee did not award base salary increases for the fiscal year 2019 to the following named executive officers—President & CEO, Chief Operating Officer, and the Chief of Real Estate Lending. Other named executive officer salaries received standard merit increases because they were positioned at or below the median of their respective roles in the market.

•

Performance Based Equity—the Compensation Committee implemented a performance vesting equity component to the annual long term incentive grant in 2019 as we seek to further align the named executive officer’s compensation with that of the long term interests of our shareholders. Specifically, performance based restricted stock units comprised 50% of the each named executive officer’s long term incentive compensation mix vesting at the end of a three year performance period (subject to achievement of performance goals). See Long-Term Equity Incentive Compensation below. By focusing on performance-based pay opportunities tied to specific performance goals, the Compensation Committee seeks to ensure the named executive officer’s pay is properly aligned with Company performance and the value provided to our shareholders.

Elements of 2018 Performance

Our institution’s strong capital, our ability to continue to grow core deposits, and our traditionally strong credit discipline enabled us to perform well in 2018. Our solid performance in 2018 is reflected by the following:

Performance Area	Highlights
Shareholder Returns & Value Creation	•	Our ten year total shareholder return (2008-2018) was 158%, above the bank industry average of 124% (as reported by S&P Global Market Intelligence in their SNL Financial U.S. Bank Index).
•

We paid dividends of $0.80 per common share in 2018 resulting in an annual dividend yield of 3.72% as of December 31, 2018, above the bank industry average of 3.04% as of December 31, 2018 (as reported by S&P Global Market Intelligence in their SNL Financial U.S. Bank Index). Our Company declared a quarterly dividend increase of $0.01 per common share to $0.21 per common share on February 26, 2019, which was a 5% increase from the fourth quarter of 2018.

	•	We recorded core diluted EPS of $1.94, up 23.6% year over year.
•

Our return on average equity for 2018 was 10.3%, in line with the bank industry median of 10.36% (as reported by S&P Global Market Intelligence in their SNL Financial U.S. Bank Index as of February 15, 2019).

Profitable Growth	•	Total assets as of December 31, 2018 grew to $6.8 billion, an increase of $534.9 million, or 8.5%, during 2018 as a result of the growth of our loan portfolio.
	•	Net loans were $5,530.5 million for the year ended December 31, 2018, an increase of $373.9 million or 7.3% from $5,156.6 million for the year ended December 31, 2017.
	•	Net income was $55.1 million, an increase of $14.0 million, or 34% compared to $41.1 million at December 31, 2017.
Asset Quality & Stability	•	Non-performing loans totaled $16.3 million at December 31, 2018, an improvement of $1.9 million, or 10.4%, from $18.1 million on December 31, 2017.
•

For the third consecutive year, the Company and the Bank maintained its favorable ratings of BBB+/K2 and A-/K2, respectively. According to Kroll Bond Rating Agency report, the Company and Bank’s favorable ratings are supported by strong asset quality, an experienced executive team and historically sound capital management.

•

The Company remains well-capitalized with Tier 1 leverage, Common equity tier 1, Tier-1 risk-based, and Total risk-based capital ratios of 8.74%, 10.98%, 11.79%, and 13.72%, respectively, as of December 31, 2018, exceeding regulatory requirements of 5%, 6.5%, 8% and 10%, respectively.

Strategic Accomplishments	•	The Bank has been successfully repositioned in our core Flushing, Queens market, both strategically and geographically. This goal has been broadened to further “own” the Asian market by leveraging our brand and strong connection to the community. This has contributed to increased customer relationships, and growth in market share across all business lines. A prominent feature in the growth of retail deposits is the “Win Flushing” program, which focuses on increasing our deposit market share in the Asian community of Flushing, Queens. Through the fourth quarter of 2018 we captured over $143 million of the $160 million in deposit growth we targeted to be obtained by the end of the first quarter of 2019.

Key Governance Features

The following practices highlight our compensation governance structure:

COMPENSATION PRACTICE	COMPANY PRACTICE

Pay for Performance	YES	A meaningful portion of total direct compensation is performance-based. As discussed, the Company granted performance based long-term equity awards in February of 2019 further enhancing the link between pay and performance. We have aligned executive compensation with Company performance relative to our peers. We paid formula-based annual incentive awards based on achievement of goals with respect to core operating earnings per diluted common share and core operating return on average equity.

Long-Term Equity Vesting Schedule	YES	Equity grants vest 20% on each of the first five anniversaries of the grant, which encourages retention of our executive and motivates them to consider Company performance from a long-term as well as a short-term horizon.

Robust stock ownership guidelines	YES	Stock ownership guidelines apply to all long-term equity awards made to executive officers. The President/CEO and senior executives are required to retain 50% of their net shares acquired upon stock option exercises or vesting of full-value awards. Shares subject to the ownership guidelines must be retained while the executive is employed by the Company until age 61, when the executive may dispose annually only 20% of the aggregate number of such shares then held.

Annual Shareholder “Say on Pay”	YES	We value our shareholders’ input on our executive compensation programs. Our Board of Directors seeks an annual vote from shareholders to approve the executive compensation disclosed in our CD&A and other disclosure in our proxy statement.

Annual compensation risk Assessment	YES	A risk assessment of our compensation programs is performed on an annual basis.

Independent compensation consultant	YES	The Compensation Committee retains an independent compensation consultant to advise it on the executive compensation program and practices.

Hedging of company stock	NO	Executive officers and members of the Board of Directors may not directly or indirectly engage in transactions intended to hedge or offset the market value of Flushing common stock owned by them.

Pledging of company stock	NO	Executive officers and members of the Board of Directors may not directly or indirectly pledge Flushing common stock as collateral for any obligation in accordance with the Company’s Insider Trading Policy.

Re-pricing or exchange of underwater stock options	NO	Our equity incentive plan does not permit re-pricing or exchange of underwater stock options without shareholder approval.

Our Executive Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company in a risk appropriate fashion, and which aligns executives’ interests with those of the shareholders rewarding performance at or above established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peers.

The Company’s executive compensation program includes both short-term cash compensation and long-term equity compensation, with an emphasis on short-term cash compensation that is tied to the Company’s financial performance. The Compensation Committee believes that such allocation is needed to attract and retain executive officers in the competitive New York City Metropolitan market.

Historically the Compensation Committee maintained a philosophy of targeting compensation that is commensurate to performance. As discussed in the Executive Summary our previous approach had been to target total direct compensation at the market 75th percentile when the Company performed at or above the market 75th percentile. Beginning in 2019, our new approach is to target total direct compensation within a competitive range of the market we draw talent from, taking into consideration experience, role, contributions, and criticality.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Compensation Committee has the funding it needs for these purposes.

Since 2003, the Compensation Committee has retained Pearl Meyer as its independent executive compensation consultant. None of the Company’s management team participated in the Compensation Committee’s decision to retain Pearl Meyer. Pearl Meyer reports directly to the Compensation Committee and the Compensation Committee may replace Pearl Meyer or hire additional consultants at any time. Pearl Meyer attends meetings of the Compensation Committee, as requested, and communicates with the Chairman of the Compensation Committee between meetings. However, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.

Pearl Meyer provides various executive compensation services to the Compensation Committee with respect to the Company’s executive officers and other key employees at the Compensation Committee’s request. The services Pearl Meyer provides include advising the Compensation Committee on the principal aspects of the executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of our program design and awards in relationship to our performance.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Pearl Meyer in 2018, and determined that Pearl Meyer’s work for the Compensation Committee did not raise any conflicts of interest taking into account the “independence factors” identified by the SEC and NASDAQ. In making this determination, the Compensation Committee noted that during 2018:

•	Pearl Meyer solely provided services to the Compensation Committee and did not provide any additional services to the Company;

•	Fees from the Company were less than 1% of Pearl Meyer’s total revenue for FY 2018;

•	Pearl Meyer maintains a Conflicts Policy which details specific policies and procedures designed to ensure independence;

•	None of the Pearl Meyer consultants who provided advice to the Compensation Committee had any business or personal relationship with Compensation Committee members;

•	None of the Pearl Meyer consultants who provided advice to the Compensation Committee had any business or personal relationship with executive officers of the Company; and

•	None of the Pearl Meyer consultants who provided advice to the Compensation Committee directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Pearl Meyer was instrumental in the development of the pay for performance philosophy of the Company and the development of the shareholder approved 2014 Omnibus Incentive Plan (the “Omnibus Plan”). In 2018, as in prior years, Pearl Meyer prepared an executive compensation analysis with regard to the named executive officers. This analysis included a review of the competitiveness of compensation levels, a pay for performance analysis, and a retention analysis. Pearl Meyer utilized a group of publicly-traded financial institutions (collectively the “Peer Group”), disclosed in its analysis below, and published industry survey sources, including the American Bankers Association (“ABA”) 2018 Compensation and Benefits survey and the Pearl Meyer 2018 Banking Compensation Survey Report (Northeast).

Use of Peer Group

The Peer Group analysis is typically performed and reviewed annually. In order to capture an appropriate view of the Company’s competitors, Pearl Meyer utilized the following Peer Group, consisting of 22 banks which are close to the Company’s size (generally, no more than twice as large and no less than half the size of the Company in terms of assets) and which are located in major urban/suburban areas of the Northeast United States. At the time the Peer Group analysis was performed, the median asset size of the Peer Group and the Company was $6.8 billion and $6.1 billion, respectively. The Compensation Committee is to objectively determine and appropriately reflect compensation practices with respect to the Peer Group. The Compensation Committee believes the Peer Group comprises banks that the Company competes with for talent and for shareholder investment.

Berkshire Hills Bancorp, Inc.	Northwest Bancshares, Inc.
Boston Private Financial Holdings, Inc.	Northfield Bancorp, Inc.
Brookline Bancorp, Inc.	Provident Financial Services, Inc.
Community Bank System, Inc.	Sandy Springs Bancorp, Inc.
Customers Bancorp, Inc.	S&T Bancorp, Inc.
Dime Community Bancshares, Inc.	Sterling Bancorp
Eagle Bancorp, Inc.	Sun Bancorp, Inc.
First Commonwealth Financial Corporation	Tompkins Financial Corporation
Independent Bank Corporation	TrustCo Bank Corp NY
Lakeland Bancorp, Inc.	Washington Trust Bancorp, Inc.
NBT Bancorp Inc.	WSFS Financial Corporation

There were no year over year changes to the Peer Group as all banks continued to meet the selection criteria (e.g. assets ranges and regional location) and have similar business models.

In determining the amount of compensation for the named executive officers, the Compensation Committee typically reviews each element of total direct compensation against the Peer Group. Based on the recommendation of Pearl Meyer, the Compensation Committee then considers setting salaries within a competitive range of the Peer Group based on individual performance. The Compensation Committee continues to focus on maintaining total compensation within our disclosed philosophy by assuring the variable components of compensation have a strong pay-for-performance orientation.

The Compensation Committee considered factors other than amounts paid by the Peer Group and other sources of compensation data when determining compensation amounts, such as the individual executive’s level of responsibility, individual performance, the financial and operational performance of the Company, and the Company’s performance in relation to internal budgeted amounts and performance of competitors. Indicators of financial and operational performance considered by the Compensation Committee include, among others, total assets, core operating pre-tax income, core operating earnings per diluted common share, core operating return on average equity and book value per share. The achievements of certain strategic goals that are part of the Company’s Strategic Plan were also taken into consideration. The Compensation Committee also compared the Company’s performance against the performance of the Peer Group with respect to certain other indicators, including such performance measures as total shareholder return, return on average assets, net interest margin, and efficiency ratio.

Our Company has experienced significant performance and shareholder growth during a rapidly changing and dynamic market period with increased regulatory requirements and scrutiny. The Compensation Committee has largely attributed these results to the leadership of Mr. Buran and his team of executives. As a result we have considered these factors in determining the compensation structure of our executive team to ensure they are motivated and rewarded to continue to drive the achievement of the short and long term financial success of the Company against the strategic initiatives and to ensure that the executive team is retained to lead our business into the future.

Impact of Advisory Say-On-Pay Vote

At our 2018 Annual Meeting of Shareholders, 55% of the votes cast on Say on Pay were voted in approval of the compensation of the named executive officers. These results were a decrease in the proportion of votes cast in favor of our executive compensation program as compared to our 2017 Say-on-Pay vote of 92%. In direct response, the Company has enhanced its shareholder engagement and made several substantive changes to its compensation program beginning in 2019 to address the issues most frequently raised during engagement meetings. The Company believes that this process has yielded a stronger compensation program that will earn increased support from shareholders.

Shareholder Outreach

We value the opinions of our shareholders and look forward to a continued, open dialogue on compensation matters and other issues relevant to our business. We want our shareholders to fully understand our rationale for providing the compensation packages to our named executive officers that we currently offer and we want to understand the views of our shareholders on those programs. Although almost all of our current programs are continuations or versions of arrangements that were put in place many years ago and under different circumstances, we wish to maintain our dynamism in this area and seek to coordinate best practice with the best performance for shareholders. The historical aspects of our compensation programs are more fully discussed and explained below and elsewhere in our Compensation Discussion and Analysis.

In order to foster our dialogue with shareholders and more specifically to respond to say-on-pay voting, we formalized our annual shareholder interaction into an organized and comprehensive shareholder outreach program initiated under the auspices of our Compensation Committee. The outreach program during 2018 was led by our Executive Vice President/Director of Human Resources. In addition, the outreach program was advised by our independent compensation consulting firm and our counsel. The agenda of the outreach program centered on executive compensation matters, but touched on other governance and related matters as well. While we devoted much time and effort in 2018 to communicating information regarding our executive compensation policies and practices, we also were keenly interested in feedback from our investors as to how we might improve those practices and policies from the perspective of our shareholders. We generally seek a collaborative and mutually beneficial approach to many issues of importance to investors that affect our business, and also to ensure that our corporate governance practices remain appropriate. This approach is especially important in the context of executive compensation matters. In our shareholder outreach during 2018, we directly telephoned, emailed, and/or engaged in discussions with over 20 of our largest institutional investors representing a majority of our total outstanding shares. Where investors were not readily available, we followed up where appropriate to maximize our connectivity. We were successful in establishing direct discussions with approximately half of our largest institutional investors. When we were not able to engage in direct communication we encouraged open dialogue with our shareholders throughout the year. The Company listened to investor’s feedback and noted some common themes which are outlined in the table below.

COMPENSATION CONCERN	FEEDBACK FROM OUR SHAREHOLDERS	ACTION TAKEN IN 2019

Long-Term Equity Incentive Compensation	Lack of long-term performance based incentive compensation	Implemented a performance vesting equity component to the annual long term incentive grant process.

Compensation Philosophy	Benchmarking compensation at the 75th percentile	Targeting competitive compensation opportunities—not the 75th percentile.

General misalignment between pay and performance	Base salary of some of the Company’s named executive officers were above the median	The Compensation Committee did not award base salary increases for three named executive officers.

The results of our outreach program were extremely informative to us and the common themes that prevailed led the Compensation Committee to take a closer look at our current compensation programs and implement changes outlined in the table above.

Allocation of Executive Compensation

The mix of total direct compensation for our named executive officers includes base salary, performance-based annual incentives, and long-term equity incentives. We believe that these compensation components help balance the incentive for our executives to achieve annual goals but not take undue risk. Base salary compensates executives for foundational leadership and management skills and the degree of accountability inherent in their roles. Annual incentives are meant to focus executives on achieving the strategic and financial goals of the Company during the year. Long-term equity incentives are utilized in order to align the interests of executives with the shareholders of the Company over a longer period of time. Executives are incentivized to create sustained shareholder value. Our rigorous stock ownership guidelines encourage our executives to drive growth to achieve superior shareholder return, while keeping a view on the long-term horizon.

We feel this is a good balance of compensation that both encourages appropriate risk taking but mitigates the prospect of taking unnecessary risk.

Our 2018 Executive Compensation Components

As in prior years, for the fiscal year ended December 31, 2018, the principal components of compensation for the named executive officers were:

•	base salary;

•	performance-based annual incentive compensation;

•	long-term equity incentive compensation in the form of restricted stock units;

•	retirement benefits; and

•	perquisites and other personal benefits.

Base Salary

Base salary is designed to provide competitive levels of guaranteed compensation to executives based upon their experience, duties and scope of responsibility. The Company pays base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. The Compensation Committee also uses annual base salary adjustments to reflect an individual’s performance or changed responsibilities. Base salary levels are also important because they are used to determine the target amount of the performance-based incentive bonuses and the amount of retirement benefits.

As discussed above, in determining the base salary of named executive officers, the Compensation Committee considered a variety of factors including the individual executive’s level of responsibility and individual performance and the financial and operational performance of the Company and the Bank relative to internal budgeted amounts and performance of competitors. The benchmarking analysis prepared by Pearl Meyer for 2018 indicated that base salary levels of the Company’s named executive officers were generally at or above the median. Base salary increases set by the Compensation Committee for the fiscal year 2018 were intended to position short-term cash compensation levels at or above the median of the Peer Group, adjusted by the results of an assessment of the Company’s performance during the year, as well as each individual executive’s contribution to such performance.

Performance-Based Annual Incentive

The Company offers senior executives, including the named executive officers, the opportunity to earn performance-based annual incentive bonuses as a form of short-term incentive to compensate them for services rendered during the year and drive achievement of performance goals for the year. These bonuses are provided consistent with the Company’s Annual Incentive Plan for Executives and Senior Officers (the “Incentive Bonus Plan”), which is adopted under the authority of our Omnibus Plan.

The Incentive Bonus Plan permits the Compensation Committee to select a range within which corporate performance must fall for annual bonuses to be awarded. The range consists of a threshold level or minimum performance level necessary to earn a bonus and below which no bonus is paid; a maximum level, or performance level necessary to earn the maximum bonus and beyond which no additional bonus can be earned; and a target level, or performance level necessary to earn the target bonus.

For all of our named executive officers the performance criteria used were Company financial performance metrics. These criteria consisted of core operating earnings per diluted common share and core operating return on average equity, with each of these factors weighted equally. The Compensation Committee concluded that these criteria continued to be appropriate. They are recognized industry metrics and are appropriate for the Company in particular by combining and equally weighting financial performance incentives based on a traditional operating basis per common share and performance incentives based on the return on equity, which is a well-recognized measure of performance and profitability in the banking industry. Target level performance for these factors was set as follows:

•

Core operating earnings per diluted common share of $1.97. For this purpose, core operating earnings per diluted common share excludes the effects of the net gains or losses from the sale of securities, net gains or losses from fair value adjustments, and net gains or losses from the sale of assets, gains from life insurance proceeds and accelerated employee benefits upon officer’s death.

•	Core operating return on average equity of 10.18%. For this purpose, the items excluded above for determining core operating earnings per diluted common share are also excluded.

The Company uses core operating results to set Incentive Bonus Plan target performance rather than using accounting principles generally accepted in the United States (“GAAP”) measures because core operating results exclude onetime gains and losses and other non-recurring items and the Company believes this measure of earnings is an important indication of ongoing operations (as defined in the Reconciliation of GAAP and Core Earnings table provided in Exhibit 99.1 on the Company’s current report on Form 8-K filed on January 31, 2019). Additionally, the Company believes this earnings measure is important to management and investors in evaluating its ongoing operating performance.

The target performance levels were consistent with the Company’s 2018 Strategic Plan as approved by the Board of Directors. For each performance factor, the threshold performance level was set at 80% of the target level, and the maximum performance level was set at 110% of the target level. The performance levels determined as set forth below for the Incentive Bonus Plan for 2018 were designed by the Compensation Committee consistent with the Company’s 2018 Strategic Plan and in the context of numerous complex and uncertain risks to our 2018 performance as described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Those risks included in particular uncertainties beyond our control and inherent in our business, such as the direction of interest rates and the actions of government agencies. Several of these factors were considered in particular. First, while we were and continue to be unable to predict the direction and timing of future interest rate changes, the Compensation Committee noted that if interest rates rose during 2018, then the result could have increased our cost of deposits, which could have reduced our net interest margin. Second, we would be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it was difficult for us to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of the Company or the Bank. These uncertain factors were exacerbated in the context of indications in early 2018 by the Federal Reserve that it would be increasing interest rates over time from historically low levels.

Under the Incentive Bonus Plan for 2018, the target bonus for each executive officer as a percentage of his or her base salary was as follows: for the CEO/President—fifty percent (50%); for each Senior Executive Vice President—forty percent (40%); for each Executive Vice President—thirty-five percent (35%); and for each other participant—thirty percent (30%). Failure to achieve at least the threshold level of performance would result in no bonus being paid; achievement of the threshold level of performance would result in a bonus equal to 60% of the target bonus, and performance at or beyond the maximum level of performance would result in a bonus equal to 125% of the target bonus. Performance results within these benchmarks are interpolated for incentive bonus purposes. Target, minimum and maximum bonus amounts for established performance targets were subject to reduction, but not increase, at the discretion of the Compensation Committee.

The Compensation Committee met in January 2019 to determine the amounts earned under the Incentive Bonus Plan and determined that quantitative Company-wide performance reached close to target level on both performance criteria. The chart below provides the performance level needed for each of the three payout levels, the Company’s actual performance, and the resulting achievement in relation to target:

	Threshold	Target	Maximum	Achievement	Percentage to Target
Core operating earnings per diluted common share	$1.58	$1.97	$2.17	$1.94	98%
Core operating return on average equity	8.14%	10.18%	11.20%	10.39%	102%

The Compensation Committee considered the formula-based annual incentive awards based on achievement of goals with respect to core operating earnings per diluted common share and core operating return on average equity in the context of overall performance results and determined to exercise negative discretion to reduce the funding from 101% to 94%.

The amount of compensation earned by each named executive officer under the Incentive Bonus Plan for 2018 is shown in the Summary Compensation Table on page 34 in the Non-Equity Incentive Plan Compensation column.

Long-Term Equity Incentive Compensation

The Company provides the named executive officers with long-term equity incentive compensation to encourage them to focus on long-term Company performance and to provide an opportunity for them to increase their stake in the Company. Long-term equity incentive compensation awards are structured in accordance with the shareholder-approved Omnibus Plan. The Compensation Committee periodically evaluates the use of all forms of long-term equity incentive instruments, such as performance-vesting restricted stock units, but has historically determined that the Company’s current long-term incentive approach is best aligned with its compensation philosophy and objectives.

In January 2018, the Compensation Committee granted restricted stock units to each of our named executive officers. In order to align named executive officer equity compensation with shareholder interests and to also limit shareholder dilution, the Compensation Committee believes restricted stock units are the appropriate long-term equity vehicle. The awards were intended to provide incentives that focus our management team on the task of creating long-term shareholder value. The sizes of these awards were determined by a number of factors, including the individual performance of the named executive officers, market data, and overall Company performance. In determining to award restricted stock units rather than stock options, the Compensation Committee considered the practical and quantitative aspects of its recent Company-wide utilization of shares (burn rate) and the availability of shares for future grant under the Company’s Omnibus Plan. The grants are shown in detail in the Grants of Plan Based Awards Table on page 35. The vesting schedule of the grants is the same as the majority of our prior grants. Specifically, the grants vest 20% on each of the first five anniversaries of the grant, which is intended to encourage retention of our executive team and to motivate them to consider Company performance from a long-term as well as a short-term horizon.

Beginning for 2019, the Compensation Committee implemented a performance vesting equity component to the annual long term incentive grant process. Specifically, performance based restricted stock units comprised 50% of each named executive officer’s long term incentive compensation mix vesting at the end of the three year performance period (subject to achievement of performance goals).

Tax-Qualified Retirement Benefits

The Company provides tax-qualified retirement benefits to substantially all of its employees, including the named executive officers, in order to provide a competitive compensation package within the market in which the Company operates.

In 2006, the Company froze its defined benefit Retirement Plan and replaced it with the Defined Contribution Retirement Program (“DCRP”). Under the DCRP, employees receive an annual Company contribution equal to 4% of their eligible base salary (up to tax law limits).

The Company offers a tax-qualified retirement savings plan pursuant to which all full-time employees are eligible to contribute up to 25% of their annual salary on a pre-tax basis (subject to tax law limits). The Company matches 50% of the first 6% of salary contributed by the employee. Additionally, the Company may make a profit sharing contribution in an amount determined by the Company’s Board of Directors each year in its discretion. For 2018, the contribution was approximately 4% of eligible compensation (defined generally as base salary and annual bonus, subject to tax law limits).

Supplemental Retirement Benefits

In addition to the tax-qualified retirement benefits discussed above, the Company provides the named executive officers and certain other executives with the opportunity to participate in a supplemental retirement plan, the Supplemental Savings Incentive Plan (“SSIP”), which offers these individuals the opportunity to receive certain benefits not permitted to be provided under the tax-qualified plans due to tax law limitations. However, the SSIP does not provide credits for DCRP contributions which cannot be made to the tax-qualified plan to the extent base salary exceeds tax law limits.

The SSIP allows participating executives to defer a portion of their compensation. For amounts earned for 2019 or later, participating executives have the ability to defer up to 80% of their base salary and 100% of their bonus and incentive compensation into the SSIP. The Bank matches 50% of each participant’s eligible contributions to the SSIP. The maximum amount of the match, which varies by participant, is generally between 5% and 7% of base salary.

The Company also credits each participant’s account in the SSIP with a number of phantom shares of common stock of the Company equal to the number of shares of common stock that would have been contributed to the participant’s profit sharing account under the tax-qualified plan but were not due to tax law limits. When dividends are paid on the common stock, dividend equivalents are deemed reinvested in additional phantom shares. These amounts are required to remain invested as phantom shares of Company common stock (whose value is determined by reference to the price of the Company’s common stock) until the participant’s termination of employment, thereby further aligning our executives’ interests with those of our stockholders. The Company wants management-level employees to have a significant investment in Company common stock and believes it is appropriate to have a portion of their supplemental retirement benefits invested in this way.

Pursuant to the terms of his employment agreement, Mr. Buran participated in a supplemental executive retirement plan (the “SERP”) as discussed in detail under the heading “Potential Payments Upon Termination or Change of Control” on page 40.

Perquisites and Other Personal Benefits

Perquisites and other benefits represent a small part of the Company’s overall compensation package, and are offered only after consideration of business need. Perquisites and other personal benefits provided to the named executive officers are reviewed annually. The named executive officers are provided with the use of a Company automobile or a car allowance. The use of company automobiles and car allowance are largely for business purposes. Named executive officers bear the tax cost attributable to their personal usage of the Company automobile. Attributed costs of this perquisite and other personal benefits for the named executive officers for the fiscal year ended December 31, 2018 are not included in the Summary Compensation Table on page 34 since the aggregate incremental cost to the Company due to personal use for each named executive officer was less than $10,000.

Each named executive officer and certain other officers are offered the opportunity to participate in the Bank Owned Life Insurance (“BOLI”) provided by the Bank. In the event of a BOLI participant’s death while employed by the Bank, his or her beneficiaries are entitled to a death benefit from the policy equal to two times the participant’s base salary at the time of death. Upon retirement from the Bank with five years of service, the death benefit coverage under the policy reduces to one time the base salary plus $50,000. Upon a participant’s termination of employment from the Bank, after five years of service but before eligibility for retirement, the death benefit coverage under the policy reduces to one time the base salary. At the time the Bank purchased the insurance policy providing for this coverage, it paid a single premium intended to fully fund the policy. The Summary Compensation Table on page 34 reflects the value of the insurance coverage provided under the policy in accordance with Internal Revenue Service guidelines.

Employment Agreements

The Company has entered into employment agreements with the named executive officers. Information regarding payments to the named executive officers pursuant to such employment agreements upon termination of employment or a change of control is provided under the heading “Potential Payments Upon Termination or Change of Control” on page 40.

Executive Stock Ownership Guidelines

In 2006, the Compensation Committee formally established Executive Stock Ownership Guidelines for executive officers as a way to more closely align the interests of key executives with those of the Company’s shareholders. These guidelines provide a direct link between executive rewards and Company results and encourage executives to consider Company performance from a long-term as well as short-term perspective.

These stock ownership guidelines apply to all long-term equity awards made to executive officers on or after June 1, 2006. The amount to be retained depends on the executive’s position. The President/CEO, Senior Executive Vice Presidents, and Executive Vice Presidents are required to retain 50% of their “profit shares” and certain Senior Vice Presidents must retain 25% of their “profit shares.” Profit shares are defined as net shares acquired upon stock option exercises or vesting of full-value awards following payment of applicable taxes with respect to the award. Shares subject to the ownership guidelines must be retained while the executive is employed by the Company until the executive reaches age 61, after which time the executive may dispose annually of 20% of the aggregate number of profit shares then held. Compliance with these guidelines is mandatory for all executive officers of the Company.

Tax Deductibility of Executive Compensation

The deductibility of compensation paid to certain of our executive officers in excess of $1 million is limited by Section 162(m) of the Internal Revenue Code, subject to grandfathering rules for certain compensation paid pursuant to arrangements in effect as of November 2, 2017. The “performance based” compensation exception to Section 162(m) that existed under prior law has been repealed.

Risk Assessment of Executive Officer Compensation

In 2018, we continued to enhance our risk assessment processes to comply with the United States Department of the Treasury’s requirement that all incentive plans be reviewed to ensure they do not motivate unnecessary or excessive risk that threatens the value of the Company. The Company is regulated by the Federal Reserve and the Bank, which is a New York State chartered commercial bank, is regulated by the New York Department of Financial Services and the Federal Deposit Insurance Corporation. We have always adhered to a conservative and balanced approach to risk. Our management and Board conduct regular reviews of our business in an effort to ensure we remain within appropriate regulatory guidelines and appropriate practice. We believe that our compensation programs reflect a balanced approach to rewarding performance across many different types of financial, customer, and employee performance measures.

Risk Assessment of Senior Executive Officer Plans

The Compensation Committee has reviewed the compensation programs for senior executive officers with the Company’s Chief Risk Officer. The Incentive Bonus Plan, which provides annual performance-based incentive compensation to our named executive officers and other senior officers, contains a number of features that discourage our executives from taking unnecessary and excessive risk, including the following:

•	Performance targets are determined by the Compensation Committee and the Board based on the Company’s Strategic Plan as approved by the Board.

•

The performance measures applicable for the Chief Executive Officer and Senior Executive Vice Presidents are 100% based on Company-wide performance, and the measures applicable for the other participants, including the Executive Vice Presidents, are at least 70% based on Company-wide performance, thereby encouraging the entire management team to make decisions focused on the best long-term interests of the Company as a whole rather than on particular business lines.

•	There is a limit on the amount which can be paid to any executive under the plan, regardless of the amount by which performance exceeds target levels.

•

The Compensation Committee and the Board have discretion to reduce the amount of annual incentive payable below the amount otherwise earned under the plan formula, if it believes that the formulaic payout is not warranted that year, and in the past have exercised such discretion.

While the annual Incentive Bonus Plan rewards achievement of short-term goals, the Company has several programs which encourage long-term value creation. Equity awards under the Company’s Omnibus Plan are granted by the Compensation Committee subject to Board approval. In recent years the grants to senior executives have provided for vesting in equal installments over a five-year period from the date of grant. Moreover, the Company’s Executive Stock Ownership Guidelines require executive officers to hold a specified percentage of the shares acquired as equity awards throughout the period of their employment. In addition, the Company’s Supplemental Savings Incentive Plan provides that amounts that cannot be credited as tax-qualified profit sharing contributions be credited in the form of phantom shares of Company common stock and be held in such form until termination of employment.

We believe that our approach to goal setting, setting of targets with payouts at multiple levels of performance, evaluation of performance results, and negative discretion in the payout of incentives helps to mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives. Features of our programs reflect sound risk management practices. We believe that we have allocated our compensation among base salary and short and long term incentive compensation in such a way as to not encourage excessive risk-taking. Moreover, the multi-year vesting of our equity awards and our share ownership guidelines enhance risk management over time.

In addition, both the senior executive officer plans and the employee compensation plans are subject to controls which mitigate the risks inherent in these plans. These controls include our risk review with the Company’s Chief Risk Officer, accounting processes, internal and external audit functions, and processes surrounding internal control over financial reporting and disclosure controls.

Compensation Clawback Features

We are subject to Section 304 of the Sarbanes-Oxley Act of 2002, which requires the recovery of any bonus or other incentive-based or equity-based compensation received from the Company, as well as any profits realized from the sale of securities of the Company, from our CEO and CFO if we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct. We have never been required to recover any compensation from our CEO or CFO under this provision.

Policy Prohibitions on Certain Security Transactions

We have an Insider Trading Policy that prohibits directors, officers, and all other employees from trading in any interest, security, or position relating to the future price of Company securities, such as a put, call, short sale, hedge, pledge, or any other type of derivative security.

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael J. Russo, Chairman

Alfred A. DelliBovi

Louis C. Grassi, CPA

Thomas S. Gulotta

Sam S. Han

Donna M. O’Brien

Summary Compensation Table

The table below summarizes the total compensation of each of the named executive officers for the fiscal years ended December 31, 2018, 2017 and 2016. The Company has entered into employment agreements with the named executive officers. A description of the material terms of these employment agreements is provided under the heading “Potential Payments Upon Termination or Change of Control” on page 40.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)

John R. Buran	2018	1,055,000	—	535,990	—	494,243	(24,530)	163,310	(4)	2,224,013
President and Chief Executive	2017	1,020,000	32,000	575,025	—	480,632	1,759	177,167		2,286,583
Officer of the Company and	2016	990,154	—	485,750	—	587,489	(7,278)	167,070		2,223,185
the Bank

Susan K. Cullen	2018	440,000		263,764	—	164,904	—	69,089	(5)	937,757
Senior Executive Vice President, Treasurer and Chief Financial Officer of the Company, Senior Executive Vice President/ Finance of the Bank	2017 2016	400,000 345,269	10,000 —	262,268 145,725	— —	150,787 163,785	— —	69,999 18,555		893,054 673,334

Maria A. Grasso	2018	542,045	—	282,805	—	203,148	—	83,060	(6)	1,111,058
Senior Executive Vice President and Chief Operating Officer of the Company and the Bank, and Corporate Secretary	2017 2016	526,258 510,987	13,000 —	281,201 272,020	— —	198,381 242,558	— —	89,997 85,884		1,108,837 1,111,449

Francis W. Korzekwinski	2018	470,957	—	263,764	—	176,506	(36,221)	73,876	(7)	948,882
Senior Executive Vice President and Chief of Real Estate Lending of the Company and the Bank	2017 2016	457,240 443,972	11,500 —	262,268 252,590	— —	172,364 210,746	54,712 26,324	79,821 76,180		1,037,905 1,009,812

John F. Stewart(8)	2018	329,253	—	105,788	—	131,173	—	54,386	(9)	620,600
Senior Executive Vice President	2017	309,000	—	105,188	—	108,752	—	56,218		579,158
and Chief of Local Markets and Government of the	2016	300,104	—	97,150	—	124,619	—	53,379		575,252
Company and the Bank

(1)

Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the 401(k) Savings Plan or the Supplemental Savings Incentive Plan (“SSIP”). Amounts deferred into the SSIP in 2018 are shown in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation Table on page 39.

(2)

Reflects the grant date fair value (excluding the effect of estimated forfeitures) for grants of restricted stock units made in the fiscal years ended December 31, 2018, 2017 and 2016, which were granted pursuant to the 2014 Omnibus Incentive Plan. Assumptions used in the calculation of such amounts are included in note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2018 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2019.

(3)

Reflects the actuarial change in the present value of the named executive officer’s benefits under the Retirement Plan, which is the Bank’s only defined benefit pension plan. Amounts are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The Retirement Plan was frozen effective September 30, 2006. Ms. Cullen and Ms. Grasso are not, and Mr. Stewart prior to his passing was not, eligible to participate in the Retirement Plan because it was frozen before they satisfied the eligibility requirements. There are no above-market or preferential earnings on deferred compensation because earnings under all non-qualified deferred compensation plans are pegged to investments that are available to the general public.

(4)

Consists of $8,250 in matching contributions to the 401(k) Savings Plan, $11,000 in contributions to the Defined Contribution Retirement Program (“DCRP”), $11,000 in profit sharing contributions, $124,031 in contributions allocated by the Company pursuant to the SSIP, and $9,029 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(5)

Consists of $8,250 in matching contributions to the 401(k) Savings Plan, $11,000 in contributions to the DCRP, $11,000 in profit sharing contributions, $38,100 in contributions allocated by the Company pursuant to the SSIP, and $739 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(6)

Consists of $8,250 in matching contributions to the 401(k) Savings Plan, $11,000 in contributions to the DCRP, $11,000 in profit sharing contributions, $51,834 in contributions allocated by the Company pursuant to the SSIP, and $976 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(7)

Consists of $8,250 in matching contributions to the 401(k) Savings Plan, $11,000 in contributions to the DCRP, $11,000 in profit sharing contributions, $42,693 in contributions allocated by the Company pursuant to the SSIP, and $933 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(8)

Mr. Stewart passed away on February 5, 2019. Because he was one of our named executive officers for the fiscal year ended December 31, 2018, however, we have included him throughout the executive compensation tables.

(9)

Consists of $8,250 in matching contributions to the 401(k) Savings Plan, $11,000 in contributions to the DCRP, $11,000 in profit sharing contributions, $23,128 in contributions allocated by the Company pursuant to the SSIP, and $1,008 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

Grants of Plan Based Awards in 2018

All stock and non-equity incentive plan awards granted by the Company to the named executive officers in 2018 are shown in the following table. They were all granted under the 2014 Omnibus Incentive Plan.

Name	Grant Date	Estimated Possible Payments under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)

John R. Buran	1/30/2018				19,000	—	535,990
	1/30/2018	316,500	527,500	659,375
Susan K. Cullen	1/30/2018				9,350	—	263,764
	1/30/2018	105,600	176,000	220,000
Maria A. Grasso	1/30/2018				10,025	—	282,805
	1/30/2018	130,091	216,818	271,023
Francis W. Korzekwinski	1/30/2018				9,350	—	263,764
	1/30/2018	113,030	188,383	235,479
John F. Stewart	1/30/2018				3,750	—	105,788
	1/30/2018	84,000	140,000	175,000

(1)

Reflects total amounts payable under the Incentive Bonus Plan at threshold, target and maximum levels of performance. For 2018, amounts were payable for performance below the target level for Mr. Buran, Ms. Cullen, Ms. Grasso, Mr. Korzekwinski, and Mr. Stewart. The performance targets and the extent to which they were achieved are discussed in “Executive Compensation—Compensation Discussion and Analysis” under the subheading “Performance-Based Annual Incentive” on page 27.

(2)

All of these awards are grants of restricted stock units. They vest 20% per year beginning on the first anniversary of the date of grant subject to continued employment, but vest in full upon the holder’s retirement, death or disability, or upon a change of control. The RSUs provide for current payment of cash dividends.

Outstanding Equity Awards at 2018 Fiscal Year-End

		Option Awards				Stock Awards
Name:	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities of Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

John R. Buran	1/30/2018	—	—	—	—	19,000	409,070
	1/31/2017	—	—	—	—	16,400	353,092
	1/26/2016	—	—	—	—	15,000	322,950
	1/27/2015	—	—	—	—	12,000	258,360
	1/27/2014	—	—	—	—	5,000	107,650

Totals		—	—	—	—	67,400	1,451,122

Susan K. Cullen	1/30/2018	—	—	—	—	9,350	201,306
	1/31/2017	—	—	—	—	7,480	161,044
	1/26/2016	—	—	—	—	4,500	96,885

Totals		—	—	—	—	21,330	459,235

Maria A. Grasso	1/30/2018	—	—	—	—	10,025	215,838
	1/31/2017	—	—	—	—	8,020	172,671
	1/26/2016	—	—	—	—	8,400	180,852
	1/27/2015	—	—	—	—	5,880	126,596
	1/27/2014	—	—	—	—	2,940	63,298

Totals		—	—	—	—	35,265	759,255

Francis W. Korzekwinski	1/30/2018	—	—	—	—	9,350	201,306
	1/31/2017	—	—	—	—	7,480	161,044
	1/26/2016	—	—	—	—	7,800	167,934
	1/27/2015	—	—	—	—	5,480	117,984
	1/27/2014	—	—	—	—	2,540	54,686

Totals		—	—	—	—	32,650	702,955

John F. Stewart	1/30/2018	—	—	—	—	3,750	80,738
	1/31/2017	—	—	—	—	3,000	64,590
	1/26/2016	—	—	—	—	3,000	64,590
	1/27/2015	—	—	—	—	2,000	43,060

Totals		—	—	—	—	11,750	252,978

(1)	All restricted shares/units vest at a rate of 20% per year over a period of five years, with immediate vesting on retirement, death or disability, or upon a change of control.
(2)	Market value is based on the closing market price of the Company’s common stock on December 31, 2018 which was $21.53.

Option Exercises and Stock Vested in 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

John R. Buran	—	—	23,900	672,509
Susan K. Cullen	—	—	3,370	94,807
Maria A. Grasso	—	—	13,325	375,005
Francis W. Korzekwinski	—	—	11,990	337,445
John F. Stewart	—	—	2,750	77,453

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Bank’s Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)

John R. Buran	Retirement Plan	5.8	265,808	—
Susan K. Cullen(3)	Retirement Plan	—	—	—
Maria A. Grasso(3)	Retirement Plan	—	—	—
Francis W. Korzekwinski	Retirement Plan	13.0	502,547	—
John F. Stewart(3)	Retirement Plan	—	—	—

(1)	Number of years of credited service was frozen under the Retirement Plan as of September 30, 2006.
(2)

Present value of accumulated benefit as of December 31, 2018. See note 12 to the Company’s audited financial statements for the year ended December 31, 2018 included in the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on March 1, 2019 for the assumptions used in determining this value. Estimated annual retirement benefit payable as a single life annuity at age 69 for Mr. Buran and age 62 for Mr. Korzekwinski (which is the earliest year Mr. Korzekwinski would receive unreduced retirement benefits), based on the assumption that such officers retire at age 69 and age 62, respectively.

(3)

Ms. Grasso, Ms. Cullen and Mr. Stewart joined the Company in May of 2006, August of 2015 and March of 2014, respectively. Ms. Grasso and Ms. Cullen are not, and Mr. Stewart prior to his passing was not, eligible for the Bank’s Retirement Plan because they did not satisfy the one year of service eligibility requirement prior to the plan freeze.

Participants in the Retirement Plan earn a full annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) equal to the sum of (1) 2% of “average annual earnings” (the average annual base salary for the three consecutive years out of the final ten years of service which produces the highest average) times years of credited service prior to March 1, 1993, up to 30 years, plus (2) 1.6% of “average annual earnings” times years of credited service after February 28, 1993, plus (3) 0.45% of “average annual earnings” in excess of “average social security compensation” (as determined pursuant to Internal Revenue Service regulations) times years of credited service after February 28, 1993. The total years of credited service taken into account cannot exceed 35 years. Participants also earn a full annual retirement benefit upon retirement at age 62 with 20 years of service. Participants earn a reduced annual early retirement benefit upon retirement at age 60 (without regard to their years of service) or if their age plus the number of years of credited service equals 75. The early retirement benefit is generally the full retirement benefit reduced by 0.25% for each month the benefit commences prior to age 65 (prior to age 62 if the retiree has 20 years of service).

The Retirement Plan was frozen effective as of September 30, 2006. As a result, no additional benefits will accrue after that date. In applying the above benefit formulas, compensation and service after September 30, 2006 are disregarded, except that service after that date will continue to be recognized in determining vested service and eligibility for early retirement. Compensation taken into account under the plan was limited by the Internal Revenue Code. The limit that was in effect at the time of the plan freeze was $210,000.

Benefits under the Retirement Plan are paid in the form of a monthly annuity for the life of the retiree. Retirees may elect one of several actuarially equivalent alternative annuity forms of benefit under which monthly benefits would be reduced during the life of the retiree but benefits would continue to be payable after the retiree’s death, either for the life of the retiree’s beneficiary or for a specified number of years

Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2018 annual benefits were limited to $220,000. The Retirement Plan is funded by the Bank on an actuarial basis. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates.

Nonqualified Deferred Compensation

Pursuant to the Bank’s Supplemental Savings Incentive Plan (“SSIP”), eligible officers, including all of the named executive officers, may defer a portion of their compensation and receive matching credits with respect to such deferrals. Deferral elections are made by eligible executives in December of each year for amounts to be earned for the following year. For amounts earned for 2018, eligible executives were able to elect to defer up to 15% of salary less 6% of their compensation as defined under the Bank’s 401(k) Savings Plan. For amounts earned for 2019 or later, participating executives may elect to defer up to 80% of their base salary and 100% of their bonus and incentive compensation into the SSIP. The Bank matches 50% of each participant’s eligible contributions to the SSIP. The maximum amount of the match, which varies by participant, is generally between 5% and 7% of base salary.

All of the above credits may be invested by executives in any funds available under the SSIP. The table below shows the funds available under the SSIP, and their annual rate of return for the calendar year ended December 31, 2018, as reported by the administrator of the SSIP.

Name of Fund	Rate of Return

AllianzGI NFJ Small-Cap Value A	(19.31) %
American Funds Growth Fund of America R3	(3.25) %
Fidelity Government Cash Reserves Fund	1.52%
Goldman Sachs Equity Income Fund	(5.72) %
Goldman Sachs Small Cap Growth Insights Fund	(7.15) %
Goldman Sachs Government Income Fund	0.63%
JPMorgan Strategic Income Opportunities A	0.43%
PIMCO Total Return Admin	(0.51) %
Thornburg International Value R3	(20.22) %

Supplemental credits, in the amount that would have been credited to a participant’s account in the 401(k) Savings Plan as discretionary profit sharing contributions but for tax code limitations, are credited under the SSIP in the form of phantom shares (whose value is determined by reference to the Company’s common stock). When dividends are paid on the common stock, dividend equivalents on such phantom shares are deemed reinvested in additional phantom shares. All phantom shares credited under the SSIP are required to remain invested as phantom shares until the participant’s termination of employment.

Amounts deferred by a participant are always fully vested. Matching credits and supplemental credits vest in accordance with the same schedule as the corresponding contributions under the tax-qualified plan, which generally vest in 20% increments upon completion of each of the first five years of service, but vest in full upon the participant’s retirement, death, or disability or upon a change of control. All of the named executive officers are 100% vested under the SSIP, with the exception of Ms. Cullen who is 60% vested.

Benefits under the SSIP are paid in cash, in either a lump sum payment or in annual installments, as elected by the executive. Amounts credited prior to 2010 cannot be distributed prior to a participant’s termination of employment. For amounts credited beginning in 2010, a participant may elect to have all or a portion of the compensation deferred at the participant’s election, together with the related matching credits (to the extent vested), distributed prior to termination of employment. The participant must specify the amount and date of distribution at the time he or she elects to defer the compensation, and the distribution date must be at least two years after the deferral election is made.

Pursuant to Mr. Buran’s employment agreement, the Company annually credited $50,000 to a bookkeeping account as a supplemental retirement benefit (“SERP”) from 2006-2015. Amounts credited to Mr. Buran’s SERP account may be invested in the same funds available under the SSIP, which funds are listed above. Mr. Buran’s SERP is discussed in further detail under the heading “Potential Payments Upon Termination or Change of Control” on page 40.

The following table provides information regarding contributions, earnings and account balances under the SSIP and the SERP. An executive’s right to receive benefits under these arrangements is no greater than the right of an unsecured general creditor of the Bank or the Company.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contribution in Last Fiscal Year(2) ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions in Last Fiscal Year(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)

John R. Buran	141,792	124,031	(413,191	)(5)	250,289	3,911,145	(6)
Susan K. Cullen	49,500	38,100	(13,640)		—	191,292
Maria A. Grasso	64,829	51,834	(109,334)		120,284	745,655
Francis W. Korzekwinski	54,160	42,693	(65,950)		—	1,270,353
John F. Stewart(7)	32,596	23,128	(8,099)		—	191,140

(1)	Reflects amounts deferred into the SSIP. These amounts are also included in the “Salary” column in the Summary Compensation Table on page 34.
(2)

Reflects Bank credits under the SSIP, including amounts credited in 2019 that relate to 2018. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation Table on page 34.

(3)	Reflects in-service withdrawals of amounts deferred by participant and related matching contributions.
(4)

Consists of account balance at December 31, 2018 plus amounts credited in 2019 that relate to 2018. For each named executive officer, includes the following amounts which have been reported in the “Salary” column in the Summary Compensation Table for years subsequent to 2005: Mr. Buran, $1,377,176 (of which $815,626 has been withdrawn); Ms. Cullen, $108,465 (of which $0 has been withdrawn); Ms. Grasso, $596,567 (of which $383,070 has been withdrawn); Mr. Korzekwinski, $526,393 (of which $124,713 has been withdrawn); and Mr. Stewart, $92,897 (of which $0 has been withdrawn). Includes the following amounts which have been reported in the “All Other Compensation” column in the Summary Compensation Table for years subsequent to 2005: Mr. Buran, $1,754,792 (of which $407,813 has been withdrawn); Ms. Cullen $83,407 (of which $0 has been withdrawn); Ms. Grasso, $511,662 (of which $191,536 has been withdrawn); Mr. Korzekwinski, $435,663 (of which $62,357 has been withdrawn); and Mr. Stewart, $68,449 (of which $0 has been withdrawn).

(5)	Reflects unrealized losses of $(359,557) under the SSIP and unrealized losses of $(53,634) under the SERP.
(6)	Reflects $2,985,154 in aggregate balance under the SSIP and $925,991 in aggregate balance under the SERP.
(7)	Mr. Stewart passed away on February 5, 2019. In accordance with his payment upon death elections, Mr. Stewart’s beneficiary has received a lump sum distribution of his SSIP account.

Potential Payments Upon Termination or Change of Control

The following table summarizes the potential payments and benefits that each of the named executive officers would be entitled to receive upon termination of employment under various circumstances and upon a change of control of the Company or the Bank. In each case, the table assumes the executive’s termination or the change of control occurred on December 31, 2018. The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as, amounts payable under the Bank’s Retirement Plan (shown in the Pension Benefits Table) and amounts payable under the SSIP (shown in the Nonqualified Deferred Compensation Table) that were vested prior to the event. The table below also does not include benefits provided on a non-discriminatory basis to salaried employees generally, including accrued vacation, and amounts payable under tax-qualified plans.

Potential Payments Upon Termination of Employment

	Cash Severance Payment	SSIP or SERP Account(1)	Continuation of Medical/ Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
John R. Buran
Voluntary Resignation Without Good Reason or Termination for Cause	—	$925,991	—	—	—	—	—	$ 925,991
Retirement	—	$925,991	$115,614	$1,451,122	—	—	—	$ 2,492,727
Death(6)	—	$925,991	—	$1,451,122	—	—	$2,110,000	$ 4,487,113
Disability(6)	$2,120,044	$925,991	—	$1,451,122	—	—	—	$ 4,497,157
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$5,421,710	$925,991	$115,614	—	—	—	—	$ 6,463,315
Change of Control(8)	$5,440,099	$925,991	$115,614	$1,451,122	—	$197,068	—	$ 8,129,894
Susan K. Cullen
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	$ 40,632	—	$ 459,235	—	—	$ 880,000	$ 1,379,867
Disability(6)	$ 620,189	$ 40,632	—	$ 459,235	—	—	—	$ 1,120,056
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,326,521	—	$138,512	—	—	—	—	$ 1,465,033
Change of Control(8)	$1,322,404	$ 40,632	$138,512	$ 459,235	—	$ 32,525	—	$ 1,993,308
Maria A. Grasso
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$ 759,255	—	—	$1,084,091	$ 1,843,346
Disability(6)	$ 764,024	—	—	$ 759,255	—	—	—	$ 1,523,279
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,772,534	—	$150,873	—	—	—	—	$ 1,923,407
Change of Control(8)	$1,780,587	—	$150,873	$ 759,255	—	$ 92,584	—	$ 2,783,299
Francis W. Korzekwinski
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	$137,242	$ 702,955	—	—	—	$ 840,197
Death(6)	—	—	—	$ 702,955	—	—	$ 941,915	$ 1,644,870
Disability(6)	$ 663,824	—	—	$ 702,955	—	—	—	$ 1,366,779
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,539,914	—	$137,242	—	—	—	—	$ 1,677,156
Change of Control(8)	$1,547,092	—	$137,242	$ 702,955	—	$ 80,827	—	$ 2,468,116
John F. Stewart
Death(6)	—	$13,909	—	$252,978	—	—	$700,000	$966,887

(1)

Mr. Buran is the only executive officer of the Company and the Bank who was entitled to receive a SERP benefit. The terms of the SERP are described below. For Ms. Cullen and Mr. Stewart, amounts shown in this column reflect accelerated vesting of SSIP benefits, which benefits are fully vested for other executive officers and disclosed under the heading “Nonqualified Deferred Compensation” on page 38.

(2)	Reflects present value of such benefits using a 4.06% discount rate. See description under “Employment Agreements” following this table.
(3)

Reflects the value of RSUs whose vesting is accelerated on the termination of employment or change of control, in each case based on the closing price of the Company’s common stock on December 31, 2018 ($21.53).

(4)	See description under “Change of Control Arrangements” following this table.
(5)

Death benefit under the BOLI policy is equal to two times the named executive officer’s base salary if the executive dies while employed by the Bank. With the exception of Mr. Stewart, if death occurs after retirement the death benefit reduces to one time the base salary plus $50,000. If death occurs after termination of employment from the Bank with five years of service the death benefit reduces to one time the base salary. For Mr. Stewart if death occurs after retirement or after termination of employment from the Bank with five years of service the death benefit is equivalent to $100,000.

(6)

In the event of termination of employment on account of death or disability prior to a change of control, the Compensation Committee may, in its sole discretion, award the executive officer a bonus for the year of termination, in an amount determined by the Compensation Committee either at the time of termination of employment or at the time bonuses to active employees are awarded, in which case the Company would pay such bonus to the executive officer or, in the event of death, to his or her designated beneficiaries or estate, as the case may be. In the event of the executive officer’s termination of employment on account of death or disability after a change of control, the Company would pay the executive officer or, in the event of death, his or her designated beneficiaries or estate, as the case may be, a pro rata portion of the bonus for the year of termination, determined by multiplying the amount of the bonus earned by the executive officer for the preceding calendar year by the number of full months of employment during the year of termination, and then dividing by 12. The table does not include these amounts.

(7)

If termination occurs prior to a change of control, the executive’s Cash Severance Payment will include a pro rata portion of the bonus payable for the year in which the termination occurred (to the extent the performance goals for the year were satisfied).

(8)

If termination follows a change of control, the executive’s Cash Severance Payment will include a pro rata portion of his or her bonus payable for the year in which termination occurred (based on the amount of bonus earned in the prior year).

Employment Agreements

The Company and the Bank were parties to employment agreements during 2018 with Messrs. Buran, Korzekwinski and Stewart and Mses. Cullen and Grasso, (collectively, the “Employment Agreements”). The Employment Agreements provide for termination of the executive’s employment by the Bank or the Company with or without cause at any time. The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: (1) the Company’s or the Bank’s termination of the executive’s employment for reasons other than for cause, (2) the executive’s resignation during the 60-day period commencing six months following a change of control (as defined below) with the exception of Ms. Cullen whose agreement does not, and Mr. Stewart whose agreement prior to his passing did not, cover this event, or (3) the executive’s resignation from the Bank and the Company following an event which constitutes “good reason.” Good reason is defined as:

•	failure to re-elect the executive to his or her current offices;

•	a material adverse change in the executive’s functions, duties or responsibilities;

•	relocation of the executive’s place of employment outside of Queens and/or Nassau Counties (unless such location has been agreed to by the executive);

•	failure to renew the Employment Agreement by the Bank or Company;

•	a material breach of the Employment Agreement by the Bank or the Company; or

•	failure of a successor company to assume the Employment Agreement.

The lump sum severance payment under the Employment Agreements would be equal to the salary payments and bonuses (based on the highest bonus received under the bonus plan in the last three years preceding termination, with the exception of Ms. Cullen whose bonus is, and Mr. Stewart whose bonus prior to his passing was, based on the average bonus, if any, for the three most recent calendar years ended prior to the date of termination, or total calendar years of employment prior to the date of termination if fewer than three years) otherwise payable if the executive’s employment had continued for an additional 24 months (36 months in the case of Mr. Buran). In addition, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (which, in the case of termination after a change of control, is based on the amount of bonus received under the bonus plan in the prior year). Each named executive officer’s Employment Agreement, with the exception of Ms. Cullen, with the Company provides that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment, or “gross-up,” in an amount necessary to put the executive in the same after-tax position as if such excise tax had not been imposed.

The Employment Agreements entitle the executives to receive continued health and welfare benefits (including group life, disability, medical and dental benefits) for 24 months (36 months in the case of Mr. Buran) equivalent to those provided to active employees during such period, including dependent coverage. In addition, if the executive is age 55 or older at the end of such period, the executive and his or her spouse are entitled to lifetime coverage under the Bank’s retiree medical program at the level and cost-sharing percentage in effect at the time of the executive’s termination of employment.

In the event an executive terminates employment due to “disability,” which is defined generally to mean the inability of the executive to perform his or her duties for 270 consecutive days due to incapacity, each Employment Agreement provides that the executive would receive 100% of his or her salary for the first six months, 75% for the next six months and 60% for the remainder of the term of the Employment Agreement (less any benefits payable to the executive under any disability insurance coverage maintained by the Company or the Bank). The Employment Agreements have approximately a two year term (approximately three years in the case of Mr. Buran). These payments are shown in the Cash Severance Payment column of the above table.

In the event of an executive’s termination due to death or disability prior to a change of control, the Compensation Committee has discretion to determine whether a bonus will be paid for the year of termination. If such termination occurs after a change of control, the executive is entitled to a pro rata bonus for the year of termination based on the amount of bonus received in the prior year.

Under Mr. Buran’s Employment Agreement, the Company credited $50,000 during each of the years 2006 through 2015 to a bookkeeping account maintained by the Company and the Bank (the “SERP Account”) for the purpose of providing supplemental retirement benefits. Amounts credited to the SERP Account are invested as directed by Mr. Buran in certain funds made available by the Bank with Mr. Buran’s consent. Upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his death, or upon his voluntary resignation without “good reason,” or upon his termination for “cause” (which means (1) willful failure to perform his duties under the Employment Agreement and failure to cure such failure within sixty days following written notice thereof from the Company or the Bank, or (2) intentional engagement in dishonest conduct in connection with his performance of services for the Company or the Bank, or (3) conviction of a felony), the amount then credited to the SERP Account will be promptly paid to him (or in the case of his death, to his designated beneficiaries or his estate) in a cash lump sum. However, upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his retirement, disability, voluntary resignation within one year following an event that constitutes “good reason” or discharge without “cause,” or for any reason following a “change of control” (as defined below), the Company or the Bank will pay him a cash lump sum equal to (1) $500,000, without regard to the amount then credited to his SERP Account, or (2) the amount then credited to his SERP Account if such amount is greater than $500,000. Since the amount credited to the SERP account currently exceeds $500,000, the amount credited to the SERP Account will be paid to Mr. Buran upon any termination of his employment.

The Employment Agreements provide that in the event the executive’s employment terminates due to death, the executive’s beneficiaries (or estate) would receive a lump sum payment of the executive’s earned but unpaid salary, plus, in the case of Mr. Buran, payment of his SERP benefits described above.

In the event an executive terminates employment for reasons not described above or the executive’s employment is terminated for cause, the executive is entitled to receive only his or her earned but unpaid salary and any benefits payable under the terms of the Company’s and the Bank’s benefit plans.

Equity Awards

All outstanding equity awards will become fully vested and exercisable upon termination of employment due to death, disability, or retirement. For these purposes, disability generally means the inability to perform the essential functions of employment due to disability or incapacity for 270 consecutive days, and retirement generally means termination of employment either (i) after attainment of age 65 with five years of service, or (ii) when termination is preceded by at least five years of continuous service and the sum of age plus years of service equals or exceeds 75 years. The treatment of equity awards upon a change of control is discussed below.

Change of Control Arrangements

Upon a change of control (as defined below), in addition to the provisions of the Employment Agreements described above, (1) all outstanding restricted stock/units held by then-current employees will immediately vest; (2) all outstanding stock options held by then-current employees will become immediately exercisable; and (3) the Employee Benefit Trust which was established by the Company to satisfy its obligations under certain employee benefit plans will terminate and any trust assets remaining after certain benefit plan contributions will be distributed to all full-time employees of the Company or one of its subsidiaries with at least one year of service, in proportion to their compensation over the four most recently completed calendar years plus the portion of the current year prior to the termination of the Employee Benefit Trust.

A “change of control” is generally defined, for purposes of the Employment Agreements and benefit plans maintained by the Company or the Bank, to mean:

•	the acquisition of all or substantially all of the assets of the Bank or the Company;

•

the occurrence of any event if, immediately following such event, a majority of the members of the board of directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (defined as any member of the Board of Directors as of the completion of the Company’s initial public offering and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors);

•	the acquisition of beneficial ownership of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group; or

•

consummation of (and, in some cases, approval by the stockholders of the Bank or the Company of an agreement providing for) the merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

Risk Assessment of Non-Executive Compensation Plans

In 2018, we continued to enhance our risk assessment processes to comply with the Treasury Department requirement that all incentive plans be reviewed to ensure they do not motivate unnecessary and excessive risk that threatens the value of the Company. The Company is regulated by the Federal Reserve and the Bank, which is a New York State chartered commercial bank is regulated by the New York Department of Financial Services and the Federal Deposit Insurance Corporation. We have always adhered to a conservative and balanced approach to risk. Our management and Board conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice.

In connection with the foregoing, we conducted a thorough review of our compensation plans throughout our operations. In addition to the plans for our senior executive officers (discussed in the Compensation Discussion and Analysis) we reviewed our:

•	bank goal and incentive programs for lending officers in both the commercial and residential and mixed use areas;

•	retail banking incentive programs; and

•	business banking incentive plans.

In this review we assessed the relevant features of the particular plans and programs, including metrics, targets and award amounts, including among other things:

•	whether the participant has access to or influences in any material respect the financial accounting or reporting of transactions;

•	whether and to what extent the participant’s transactions may be material to the Company;

•	what risks the business of the participant faces;

•	what risk factors of the Company are exposed to a particular business unit of the participant;

•	whether the incentive is designed reasonably to achieve the intended goals;

•	whether the incentive in the past has resulted in excessive risk to the Company;

•	whether incentive pay is high in comparison with base compensation;

•	whether adjustments may be made based on quality as well as quantity of performance; and

•	whether a plan is subject to controls on award determinations.

Risk Assessment

Both programs for mortgage loan officers have performance targets and potential award amounts set by senior management. Payment of awards is subject to reduction below the amount earned under the plan formula for unethical conduct or if management believes reduction is appropriate for other performance-related reasons. The potential risk of having an incentive award tied to loan origination volume is mitigated by the Company’s requirement that all loan originations, including the borrowers and the terms, be approved by the Company’s Loan Committee (and, for loans above specified amounts, the Loan Committee of the Board). In addition, the employee’s bonus in any year is generally reduced to reflect delinquent loans made by the employee in the prior three years. Both the Retail and Business Banking incentive programs reward employees for various metrics of performance, which may include individual sales efforts as well as teamwork. Awards under these programs in the aggregate are not material to the Company. In addition, all of the employee compensation plans are subject to controls which mitigate the risks inherent in these plans. These controls include our accounting processes, internal and external audit functions, and processes surrounding internal control over financial reporting and disclosure controls.

CEO Pay Ratio

In accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC requires disclosure of the CEO to the median employee pay ratio. For our 2018 proxy statement, we identified our median employee by examining 2017 Box 1 W-2 compensation, excluding our CEO, who were employed by us on December 31, 2017 whether on a full-time or part-time basis. We annualized the compensation for any full-time or part time employees that were not employed by us for all of 2017. For purposes of this proxy statement, we used the same median employee identified for the 2018 proxy statement and calculated the annual total compensation for such employee using the same methodology we use for our CEO and other named executive officers as set forth in the 2018 Summary Compensation Table on page 34.

The Company believes that there has been no changes that would significantly affect the pay ratio calculation as there has been no material change in our workforce population or compensation programs in 2018.

The annual total compensation for fiscal year 2018 for our CEO was $2,224,013 as noted in the 2018 Summary Compensation Table and for our median employee it was $94,321. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2018 was 24 to 1.

PROPOSAL NO. 2

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in 2010, requires that we include in this proxy statement an advisory stockholder vote on the compensation of the Company’s named executive officers as described in this proxy statement. Because the vote is advisory, it is not binding on us, and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote. However, our Board of Directors, our Compensation Committee, and management value the opinions expressed by our stockholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

At our 2018 Annual Meeting, approximately 55% of the votes cast on the say-on-pay proposal were in favor of our named executive officers’ compensation. As a result of the voting, the Company has taken action over the past year to further engage our shareholders to better understand their views and make enhancements to our compensation programs, as outlined in the Compensation Discussion & Analysis section of this proxy statement, which include:

•

Compensation Philosophy—we have realigned our compensation philosophy from targeting total direct compensation at the market 75th percentile to instead targeting a competitive range built around the median for each named executive officer, taking into consideration experience, role, contributions, and criticality. Ultimate pay outcomes, such as earned bonuses and the value of equity grants when they are realized by participants will be highly dependent on Company and individual performance.

•

Base Salary—the benchmarking analysis prepared by our independent compensation consultant Pearl Meyer, used to set 2019 pay levels, indicated that the base salary of some of the Company’s named executive officers were above the median. Accordingly, the Compensation Committee did not award base salary increases for the fiscal year 2019 to the following named executive officers—President & CEO, Chief Operating Officer, and the Chief of Real Estate Lending. Other named executive officer salaries received standard merit increases because they were positioned at or below the median of their respective roles in the market.

•

Performance Based Equity—the Compensation Committee implemented a performance vesting equity component to the annual long term incentive grant in 2019 as we seek to further align the named executive officer’s compensation with that of the long term interests of our shareholders. Specifically, performance based restricted stock units comprised 50% of the each named executive officer’s long term incentive compensation mix vesting at the end of a three year performance period (subject to achievement of performance goals). By focusing on performance-based pay opportunities tied to specific performance goals, the Compensation Committee seeks to ensure the named executive officer’s pay is properly aligned with Company performance and the value provided to our shareholders.

The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers. In response to the voting results for the frequency of the say-on-pay vote we are continuing to provide our stockholders with the opportunity to annually provide an advisory say-on-pay vote.

The Compensation Committee has overseen the development of our compensation program that is described in the Compensation Discussion and Analysis section of this proxy statement and in the tables and narrative in the Executive Compensation section of this proxy statement. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific strategic goals of the Company, and that the Company’s executive compensation program has succeeded in aligning executive pay with Company performance. In addition, our program aligns executives’ interests with those of the stockholders by imposing five-year vesting on equity awards and long-term stock retention requirements, with the ultimate objective of improving stockholder value. The program is also designed to attract and to retain highly talented executives who are critical to the successful implementation of the Company’s strategic business plan.

Our Board of Directors believes that our enhanced executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and incentivizes desirable executive performance. Therefore, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of five Outside Directors, each of whom is independent within the meaning of the Nasdaq independence standards and satisfies the SEC independence requirements for Audit Committee members. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting, auditing and financial reporting practices. Management is responsible for the Company’s financial reporting process, including the internal control function, and for preparing the Company’s financial statements in accordance with generally accepted accounting principles and assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for examining those financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee (1) reviewed and discussed the audited financial statements of the Company at and for the fiscal year ended December 31, 2018, with management and the independent registered public accounting firm, (2) discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communication with Audit Committees,” (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and (4) discussed with the independent registered public accounting firm its independence from the Company.

In addition, the Audit Committee monitored the Company’s progress in assessing compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s opinion on the Company’s internal control over financial reporting.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Louis C. Grassi, CPA, Chairman

Alfred A. DelliBovi

Thomas S. Gulotta

Michael J. Russo

Caren C. Yoh

Audit Committee Financial Expert

The Board of Directors of the Company has determined that Louis C. Grassi, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules. Mr.  Grassi is a Certified Public Accountant and a Certified Fraud Examiner.

Independent Registered Public Accounting Firm Fees and Services

To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its independent registered public accounting firm. In accordance with this policy, the Audit Committee approves in advance all audit and non-audit services to be provided by the Company’s independent registered public accounting firm.

The Audit Committee reviewed all audit and non-audit services provided by BDO USA, LLP (“BDO USA”) with respect to the fiscal year ended December 31, 2018, and concluded that the provision of such services was compatible with maintaining their independence in the conduct of their auditing functions. All audit and non-audit services provided by BDO USA described in the table below were pre-approved by the Audit Committee. The following table sets forth the aggregate fees billed for audit and non-audit services to the Company during the fiscal years ended December 31, 2018 and 2017, by BDO USA.

	Fiscal Year Ended December 31,
	2018	2017
Audit Fees	$513,305	$482,980
Audit-Related Fees	42,000	42,500
All Other Fees	—	—

Total Fees	$555,305	$525,480

Audit Fees are fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, and reviews of the Company’s quarterly financial statements.

Audit-Related Fees are fees for assurance and related services, consisting primarily of audits of, and consultation with respect to, employee benefit plans.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. During fiscal 2018 and 2017, all audit and non-audited services provided by BDO USA were pre-approved by the Audit Committee in accordance with its charter.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019

The Audit Committee has selected BDO USA as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Stockholder approval for the appointment of our independent registered public accounting firm is not required, but the Audit Committee and the Board of Directors are submitting the selection of BDO USA for ratification by the Company’s stockholders at the annual meeting. If the stockholders do not ratify the selection of BDO USA, the Audit Committee will reconsider its selection. BDO USA served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018. Representatives of BDO USA are expected to attend the 2019 annual meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

To the knowledge of the Company, the following persons were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company as of the date of their last Schedule 13D/A or 13G/A filed with the SEC.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)

Frontier Capital Management Co., LLC(2)	2,519,994	9.00%
99 Summer Street
Boston, Massachusetts 02110

Dimensional Fund Advisors LP(3)	2,381,316	8.50%
6300 Bee Cave Road Building One
Austin, Texas 78746

GAMCO Investors, Inc.(4)	2,300,364	8.13%
One Corporate Center
Rye, New York 10580

Wellington Management Group LLP(5)	2,161,080	7.72%
280 Congress Street
Boston, Massachusetts 02210

BlackRock, Inc.(6)	2,119,214	7.60%
55 East 52nd Street
New York, New York 10055

(1)	On December 31, 2018, the total number of outstanding shares of the Company’s common stock was 27,983,238.
(2)

According to its Schedule 13G/A filed with the SEC on February 11, 2019, Frontier Capital Management Co., LLC has sole dispositive power with regard to 2,519,994 shares of common stock and sole voting power with regard to 1,163,635 of these shares.

(3)

According to its Schedule 13G/A filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP has sole dispositive power with regard to 2,381,316 shares of common stock and sole voting power with regard to 2,274,883 of these shares, but disclaims beneficial ownership with regard to all of such shares.

(4)

According to a Schedule 13D/A jointly filed with the SEC on August 15, 2018 (last public filing) by GAMCO Investors, Inc., GAMCO Asset Management Inc., Gabelli Funds, LLC, Teton Advisors, Inc., Mario J. Gabelli, and various entities which Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer, (i) GAMCO Asset Management, Inc. has sole dispositive power with regard to 1,127,669 of these shares and sole voting power with regard to 970,669 of these shares, (ii) Gabelli Funds, LLC has sole voting and dispositive power with regard to 542,593 of these shares, (iii) Teton Advisors, Inc. has sole voting and dispositive power with regard to 624,372 of these shares, (iv) Gabelli & Company Investment Advisors, Inc. has sole voting and dispositive power with regard to 1,600 of these shares, (v) Associated Capital Group, Inc. has sole voting and dispositive power with regard to 4,130 of these shares, and (vi) Mario Gabelli (and certain related entities) may be deemed to have beneficial ownership of all of the above shares.

(5)

According to its Schedule 13G/A filed with the SEC on February 14, 2019, Wellington Management Group LLP has shared dispositive power with regard to 2,161,080 shares of common stock and shared voting power with regard to 1,599,801 of these shares.

(6)

According to its Schedule 13G/A filed with the SEC on February 4, 2019, Blackrock, Inc. has sole dispositive power with regard to 2,119,214 shares of common stock and sole voting power with regard to 2,044,579 of these shares.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of the common stock of the Company as of March 1, 2019, by each director of the Company, by each named executive officer and by all current directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class

Alfred A. DelliBovi	19,200	(3)	0.07%
Michael A. Azarian	0	(4)	0.00%
John R. Buran	120,642	(5)	0.43%
James D. Bennett	80,897	(6)	0.29%
Steven J. D’Iorio	34,899	(7)	0.12%
Louis C. Grassi	89,220	(8)	0.32%
Thomas S. Gulotta	30,884	(9)	0.11%
Sam S. Han	50,350	(10)	0.18%
John J. McCabe	86,194	(11)	0.31%
Donna M. O’Brien	54,209	(12)	0.19%
Michael J. Russo	307,064	(13)	1.09%
Caren C. Yoh	19,200	(14)	0.07%
Susan K. Cullen	18,217	(15)	0.06%
Maria A. Grasso	65,083	(16)	0.23%
Francis W. Korzekwinski	108,162	(17)	0.38%
All directors and executive officers as a group (31 persons)	1,462,725	(18)	5.19%

(1)

Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared power to vote or to dispose, as well as any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person has sole voting and dispositive power as to the shares reported. Officers have the power to direct the voting and, subject to plan provisions, the disposition of shares held for their account in the 401(k) Savings Plan and have voting power over, but no economic interest in, the shares representing their proportionate voting interest in the Company’s Employee Benefit Trust. The table also includes shares which the individual would have a right to acquire under the 2014 Omnibus Incentive Plan upon termination of employment or Board service within 60 days of March 1, 2019 because the individual has satisfied the applicable definition of retirement. No restricted stock units (RSUs) are scheduled to vest within 60 days after March 1, 2019, except upon termination of Board service of certain individuals.

(2)

On March 1, 2019, the total number of shares of common stock outstanding was 28,187,184 (including shares held by the Employee Benefit Trust). As of March 1, 2019, other than Mr. Russo, who beneficially owned 1.09% of the outstanding shares of common stock, each individual beneficially owned less than 1.00% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially owned 5.19% of the outstanding shares of common stock.

(3)	Excludes 9,284 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(4)	Excludes 4,110 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(5)

Includes 68,163 shares credited to Mr. Buran’s account in the 401(k) Savings Plan, and 499 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 55,250 shares underlying unvested RSUs and 11,750 shares underlying unvested Performance RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(6)	Includes 9,284 shares underlying unvested RSUs that vest upon Mr. Bennett’s termination of Board service.
(7)	Includes 9,284 shares underlying unvested RSUs that vest upon Mr. D’Iorio’s termination of Board service.
(8)

Includes 1,000 shares held by Mr. Grassi with respect to which Mr. Grassi disclaims beneficial ownership. Also includes 9,284 shares underlying unvested RSUs that vest upon Mr. Grassi’s termination of Board service.

(9)	Includes 9,284 shares underlying unvested RSUs that vest upon Mr. Gulotta’s termination of Board service.
(10)	Includes 9,284 shares underlying unvested RSUs that vest upon Mr. Han’s termination of Board service.
(11)	Includes 9,284 shares underlying unvested RSUs that vest upon Mr. McCabe’s termination of Board service.
(12)	Includes 9,284 shares underlying unvested RSUs that vest upon Ms. O’Brien’s termination of Board service.
(13)

Includes 193,697 shares held in a trust by Mr. Russo and his daughter, with whom he shares voting and dispositive power. Also includes 9,284 shares underlying unvested RSUs that vest upon Mr. Russo’s termination of Board service.

(14)	Excludes 9,284 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(15)

Includes 3,804 shares credited to Ms. Cullen’s account in the 401(k) Savings Plan, and 499 shares representing her proportionate voting interest in the Employee Benefit Trust. Excludes 21,890 shares underlying unvested RSUs and 5,800 shares underlying unvested Performance RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(16)

Includes 21,526 shares credited to Ms. Grasso’s account in the 401(k) Savings Plan and 499 shares representing her proportionate voting interest in the Employee Benefit Trust. Excludes 28,775 shares underlying unvested RSUs and 6,200 shares underlying unvested Performance RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(17)

Includes 66,942 shares credited to Mr. Korzekwinski’s account in the 401(k) Savings Plan, and 499 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 26,830 shares underlying unvested RSUs and 5,800 shares underlying unvested Performance RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(18)

Includes 341,267 shares credited to accounts of executive officers in the 401(k) Savings Plan, and 9,481 shares representing the proportionate voting interest of executive officers in the Employee Benefit Trust. Also includes 74,272 shares underlying unvested RSUs that vest upon termination of Board service. Excludes 308,903 shares underlying unvested RSUs and 52,070 shares underlying unvested Performance RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2018 all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its executive officers and directors were complied with.

OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

The last date for timely filing stockholder proposals relating to the annual meeting under the Company’s by-laws was March 31, 2019. As of the date of this proxy statement, the Board of Directors has not received notice of any business, and presently knows of no business, that will be presented for consideration at the annual meeting other than as stated in the notice of annual meeting of stockholders that is attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

To Present Proposal at Annual Meeting.    The by-laws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of the Company which must be received not more than ninety days nor less than sixty days prior to the anniversary of the date of the immediately preceding annual meeting. In accordance with these provisions, a stockholder proposal in connection with the 2020 annual meeting of stockholders must be received by the Corporate Secretary no earlier than February 29, 2020, nor later than March 30, 2020, in order to be timely. However, in the event that the date of the forthcoming annual meeting is more than thirty days after the anniversary date of the prior year’s meeting, such written notice will also be timely if it is received by the Corporate Secretary by the earlier of (1) the 10th day prior to the forthcoming meeting date, or (2) the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

To Include Proposal in the Company’s Proxy Statement.    In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2020 annual meeting of stockholders, it must be received at the Company’s executive offices no later than December 20, 2019. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. See “Corporate Governance—Director Nominations” regarding the deadlines and procedures for submitting a director candidate for consideration by the Nominating and Governance Committee.

MISCELLANEOUS

The Report of the Audit Committee and the Report of the Compensation Committee which are set forth in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information under such headings by reference, and shall not otherwise be deemed filed under such Acts.

By Order of the Board of Directors,

Maria A. Grasso

Corporate Secretary

Uniondale, New York

April 18, 2019

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET, TELEPHONE, OR BY PROXY CARD.

PXY-0419

FLUSHING FINANCIAL CORPORATION

220 RXR PLAZA

UNIONDALE, NY 11556

ATTN: SUSAN K. CULLEN

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 28, 2019.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E71791-P21983-Z74664	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — —— — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLUSHING FINANCIAL CORPORATION
A	Proposals — The Board of Directors recommends a vote FOR the election of all nominees, FOR Proposal 2, and FOR Proposal 3.

1.	Election of Class C Directors (for a term expiring in 2022)
	Nominees:	For	Against	Abstain
	1a. John R. Buran	☐	☐	☐
	1b. James D. Bennett	☐	☐	☐
	1c. Alfred A. DelliBovi	☐	☐	☐
	1d. Thomas S. Gulotta	☐	☐	☐		For	Against	Abstain
2.	Advisory vote to approve executive compensation.					☐	☐	☐
3.	Ratification of appointment of BDO USA, LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2019.					☐	☐	☐

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or at any adjournment thereof.
B	Non-Voting Items	Yes	No
Please indicate if you plan to attend this meeting.		☐	☐
C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K/Wrap are available at www.proxyvote.com.

▼  IF YOU HAVE NOT VOTED VIA INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE  ▼

— — — — — — —— — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

E71792-P21983-Z74664

Proxy — Flushing Financial Corporation

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 29, 2019

The undersigned hereby appoints Maria A. Grasso and Susan K. Cullen, and each of them, proxies for the undersigned, with full power of substitution and revocation in each, to vote all shares of Flushing Financial Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Flushing Financial Corporation to be held on Wednesday, May 29, 2019 at 1:00 p.m., New York time, at the RXR Plaza Conference Center, located at 625 RXR Plaza, Lobby Level, Uniondale, New York 11556, or at any adjournment thereof.

Please indicate your vote by telephone or over the Internet as described on the reverse side of this proxy card, or mark, date, sign and return this proxy as indicated on the reverse side to vote on any Proposal. If you wish to vote by mail in accordance with the Board of Directors’ recommendations, please sign on the reverse side and return promptly in the enclosed envelope; no boxes need to be checked.

The shares represented by this proxy will be voted as directed by the stockholder(s). If no direction is given when the duly executed proxy is returned, such shares will be voted FOR the election of all nominees in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

TO DIRECT A VOTE, PLEASE INDICATE YOUR INSTRUCTIONS BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED ON THE REVERSE SIDE, OR MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side

FLUSHING FINANCIAL CORPORATION

220 RXR PLAZA

UNIONDALE, NY 11556

ATTN: SUSAN K. CULLEN

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time, one week before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, one week before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 22, 2019.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E71793-P21983-Z74664	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — —— — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLUSHING FINANCIAL CORPORATION
A	Proposals — The Board of Directors recommends a vote FOR the election of all nominees, FOR Proposal 2, and FOR Proposal 3.

1.	Election of Class C Directors (for a term expiring in 2022)
	Nominees:	For	Against	Abstain
	1a. John R. Buran	☐	☐	☐
	1b. James D. Bennett	☐	☐	☐
	1c. Alfred A. DelliBovi	☐	☐	☐
	1d. Thomas S. Gulotta	☐	☐	☐		For	Against	Abstain
2.	Advisory vote to approve executive compensation.					☐	☐	☐
3.	Ratification of appointment of BDO USA, LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2019.					☐	☐	☐

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or at any adjournment thereof.
B	Non-Voting Items	Yes	No
Please indicate if you plan to attend this meeting.		☐	☐
C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Attention 401(k), Employee Benefit Trust, and Shareworks participants: This voting instruction card, when completed, signed and returned, or your telephone or Internet voting instruction, will constitute voting instructions to the trustee or administrator for shares of common stock of Flushing Financial Corporation (the “Company”) in which you have a voting interest held through the Flushing Bank 401(k) Savings Plan (the “401(k) Plan”), the Flushing Financial Corporation Employee Benefit Trust (the “Employee Benefit Trust”), and/or the Company’s Shareworks equity portal. If your instructions are not received by 11:59 p.m., Eastern Daylight Time, on May 22, 2019, the shares in which you have a voting interest held through the 401(k) Plan and/or the Employee Benefit Trust will be voted by the applicable trustee in the same proportion as the shares for which timely instructions were received from other participants, while the shares held in your Shareworks account will not be voted by the administrator. Your voting instructions will be kept confidential.

▼  IF YOU HAVE NOT VOTED VIA INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE  ▼

— — — — — — —— — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

E71794-P21983-Z74664

Voting Instruction Card — Flushing Financial Corporation

TRUSTEE UNDER THE FLUSHING BANK 401(K) SAVINGS PLAN

TRUSTEE UNDER THE FLUSHING FINANCIAL CORPORATION EMPLOYEE BENEFIT TRUST

ADMINISTRATOR OF THE FLUSHING FINANCIAL CORPORATION SHAREWORKS EQUITY PORTAL

RE: FLUSHING FINANCIAL CORPORATION

ANNUAL MEETING MAY 29, 2019

Receipt of proxy soliciting material for the above meeting is acknowledged. As to common stock of Flushing Financial Corporation of which I am entitled to direct the voting under the Flushing Bank 401(k) Savings Plan, Employee Benefit Trust, and/or Shareworks equity portal, you are instructed to sign and forward a proxy in the form solicited by the Board of Directors, and to direct a vote as set forth on the reverse side.

Continued and to be signed on reverse side